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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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McDermott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDermott International, Inc.

Bruce W. Wilkinson	777 N. Eldridge Pkwy.
Chairman of the Board and	Houston, Texas 77079
Chief Executive Officer

March , 2007

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Friday, May 4, 2007, at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, commencing at 9:30 a.m. local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

If Computershare Trust Company, N.A., our transfer agent and registrar, holds your shares of record, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If a broker or other nominee holds your shares in “street name,” it has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the Internet.

Thank you for your support of our company.

Sincerely yours,

BRUCE W. WILKINSON

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

McDERMOTT INTERNATIONAL, INC.
777 N. Eldridge Pkwy.
Houston, Texas 77079

Notice of 2007 Annual Meeting of Stockholders

The 2007 Annual Meeting of the Stockholders of McDermott International, Inc., a Panamanian corporation, will be held at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, on Friday, May 4, 2007, at 9:30 a.m. local time, in order to:

1)  elect four Class III Directors;

2)  amend our Articles of Incorporation to declassify our Board of Directors, as provided in Item 2;

3)  amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 400,000,000;

4)  ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

5)  transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 26, 2007, you are entitled to vote at the meeting and at any adjournment thereof.

Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you plan to attend the meeting and wish to vote or change your vote there, please review the instructions set forth in the 2007 Proxy Statement under “Voting Information.”

We have enclosed a copy of our 2006 Annual Report to Stockholders with this notice and proxy statement.

By Order of the Board of Directors,

LIANE K. HINRICHS
Secretary

Dated:  March   , 2007

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are mailing this proxy statement and accompanying proxy card to our stockholders beginning on March   , 2007. Our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting to be held on May 4, 2007. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Thrift Plan”), the trustee of that plan has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

Our Board of Directors selected March 26, 2007 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.

On the Record Date,           shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

For shares held of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by completing the enclosed proxy card and returning it in the enclosed U.S. postage prepaid envelope or by calling a toll-free telephone number or using the Internet as further described in the enclosed proxy card. In either case, telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.

By giving us your proxy, you will be directing us on how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. For all other matters, the broker or nominee that holds your shares will need to obtain your authorization to vote those shares and has enclosed a voting instruction form with this proxy statement. In either case, they will vote your shares as you direct on their voting instruction form. You can vote by completing the enclosed voting instruction form and returning it in the enclosed U.S. postage prepaid envelope. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should refer to the instructions provided in the enclosed voting instruction form for further information.

Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote

For shares held of record, you may change your vote by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted on; Vote Required; and How Votes Are Counted

We are asking you to vote on the following:

•	the election of John F. Bookout III, Ronald C. Cambre, Bruce DeMars and Robert W. Goldman to Class III of our Board of Directors;

•	the amendment of our Articles of Incorporation to declassify our Board of Directors, as provided in Item 2;

•	the amendment of our Articles of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 400,000,000; and

•	the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

With the exception of the proposals to amend our Articles of Incorporation, each proposal, including the election of directors, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. The proposal to amend our Articles of Incorporation to declassify the Board of Directors requires the affirmative vote of two-thirds of the outstanding shares of our common stock entitled to vote on the matter. The proposal to amend our Articles of Incorporation to increase the number of authorized shares requires the affirmative vote of a majority of the outstanding shares of our common stock. In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. For each other proposal, you may vote “FOR” or “AGAINST” or abstain from voting. Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for a proposal, they have the same effect as an “AGAINST” vote. Broker non-votes will have no effect on the vote on the election of directors or on the ratification of the independent registered public accounting firm. Broker non-votes will have the effect of a vote against each of the proposals to amend our Articles of Incorporation.

In January 2007, our Board amended our Corporate Governance Guidelines to provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive a “FOR” vote by a majority of shares present in person or by proxy and entitled to vote on the matter to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board. Pursuant to our amended Corporate

Governance Guidelines, the Governance Committee will make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the election of all director nominees, the proposals to amend our Articles of Incorporation and the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007. If you hold your shares in street name and you do not instruct your broker or nominee how to vote those shares, they may vote your shares as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the election of directors, the proposals to amend our Articles of Incorporation and the ratification of the appointment of the independent registered public accounting firm.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Our Articles of Incorporation provide for the classification of our Board of Directors into three classes, and provide that the term of office of one class shall expire each year. We have proposed an amendment to our Articles of Incorporation to, among other things, declassify our Board and to provide for the annual election of directors over a three-year period, as more fully described in Item 2 to this Proxy Statement. Currently, our Board of Directors has ten members. John F. Bookout III, who became a director in October 2006, was assigned to Class III.

The term of office of our Class III directors — John F. Bookout III, Ronald C. Cambre, Bruce DeMars and Robert W. Goldman — will expire at this year’s Annual Meeting. On the nomination of our Board, Messrs. Bookout, Cambre and Goldman and Admiral DeMars will stand for re-election as Class III directors at this year’s Annual Meeting for a term of three years as required under our current Articles of Incorporation.

In May 2006, we amended our by-laws to provide that (1) a person shall not be nominated for election or re-election to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or re-election.

Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving. Set forth below under “Class I Directors” and “Class II Directors” are the names of our other directors who will continue to serve as directors after this year’s Annual Meeting. All directors have been previously elected by the stockholders or are standing for election as directors at this year’s Annual Meeting.

Set forth below is certain information (ages are as of May 4, 2007) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting.

		Director
Name and Principal Occupation	Age	Since

Class III Nominees

John F. Bookout III	53	2006

Until his retirement in October 2006, Mr. Bookout was a director of McKinsey & Company (a global management consulting firm) since 1983. He worked with McKinsey since 1978, most recently as Leader of its Global Industry Practices from 2000 to 2005. He also serves as a director of Tesoro Corporation.

Ronald C. Cambre	68	2000

Until December 2001, Mr. Cambre was Chairman of the Board of Newmont Mining Corporation (an international mining company) from January 1995 and served as its Chief Executive Officer from November 1993 until his retirement in December 2000. He was also President of Newmont Mining Corporation from June 1994 to July 1999. Mr. Cambre is also a director of Cleveland-Cliffs Inc. and W. R. Grace & Co.

Bruce DeMars	71	1997

Admiral DeMars has been a Partner in RSD, LLC, a firm that introduces new products and services to industry and government, since August 2001. Previously, he was a Partner in the Trident Merchant Group and also Chief Executive Officer of the Non-Proliferation Trust, Inc. from February 1998 to June 2001. From 1988 until his retirement from the Navy in October 1996, Admiral DeMars was Director, Naval Nuclear Propulsion, a joint Department of the Navy/Department of Energy program responsible for the design, construction, maintenance, operation and final disposal of reactor plants for the U.S. Navy. He is also a director of Exelon Corporation.

Robert W. Goldman	65	2005

Since October 2002, Mr. Goldman has served as an independent financial consultant. Previously, Mr. Goldman worked for Conoco Inc. (an international, integrated energy company and predecessor to ConocoPhillips) from 1988 to 2002, most recently as Senior Vice President, Finance and Chief Financial Officer from 1998 to 2002. He is currently the Vice President, Finance of the World Petroleum Council and also serves as a director of El Paso Corporation, Parker Drilling Company and Tesoro Corporation.

Our Board recommends that stockholders vote “FOR” each of the nominees named above.

		Director
Name and Principal Occupation	Age	Since
Class I Directors

Roger A. Brown	62	2005

Since May 2005, Mr. Brown has been Vice President, Strategic Initiatives of Smith International, Inc. (a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets). Mr. Brown served as President of Smith Technologies (a business unit of Smith International, Inc.) from July 1998 to May 2005.

Oliver D. Kingsley, Jr.	64	2004

Until his retirement in November 2004, Mr. Kingsley served as President and Chief Operating Officer of Exelon Corporation (an integrated utility company) from May 2003, Senior Executive Vice President from February 2002 and President and Chief Nuclear Officer from October 2000. Mr. Kingsley also served as President and Chief Executive Officer of Exelon’s subsidiary, Exelon Generation, from February 2000 to November 2004 and as President and Chief Nuclear Officer of Unicom Corporation (an integrated electric utility company) from November 1997 to October 2000.

Bruce W. Wilkinson	62	2000

Mr. Wilkinson has been Chairman of the Board and Chief Executive Officer of McDermott since August 2000. Mr. Wilkinson served as President and Chief Operating Officer of McDermott from April 2000 to August 2000 and President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. from July 2002 through February 2003. He is also a director of Cameron International Corporation.

		Director
Name and Principal Occupation	Age	Since
Class II Directors

Robert L. Howard	70	1997

Until his retirement in March 1995, Mr. Howard was Vice President of Domestic Operations, Exploration and Production of Shell Oil Company, and President of Shell Western Exploration and Production Inc. from 1992, and President of Shell Offshore, Inc. from 1985. He is also a director of Devon Energy Corporation and serves as lead director for Southwestern Energy Company.

D. Bradley McWilliams	65	2003

From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995.

Thomas C. Schievelbein	53	2004

Until his retirement in November 2004, Mr. Schievelbein was President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company, from November 2001. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our website which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com at “Investor Relations — Corporate Governance.” The corporate governance section contains the following documents, which are available in print to any stockholder who requests a copy in writing to McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079:

By-Laws
Corporate Governance Guidelines
Code of Ethics for CEO and Senior Financial Officers
Board of Directors Conflicts of Interest Policies and Procedures
Audit Committee Charter
Compensation Committee Charter
Governance Committee Charter
Officers, Board Members & Contact Information

In addition, our Code of Business Conduct may be found on our website at www.mcdermott.com at “Corporate Info — Ethics.”

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, the Board has established categorical standards which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. These standards are contained in the Corporate Governance Guidelines found on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent:

John F. Bookout III	Robert L. Howard
Roger A. Brown	Oliver D. Kingsley, Jr.
Ronald C. Cambre	D. Bradley McWilliams
Bruce DeMars	Thomas C. Schievelbein
Robert W. Goldman

Messrs. McWilliams and Schievelbein have no relationship with McDermott, except as directors and stockholders. In determining the independence of Messrs. Bookout, Cambre, Goldman and Kingsley, and of Admiral DeMars, our Board considered ordinary course transactions between McDermott and other companies for which these directors are also members of the Board of Directors, and for Mr. Brown, considered ordinary course transactions between McDermott and Smith International, Inc. for which he is an officer. With respect to Mr. Bookout, who joined our Board in October 2006, our Board also considered an unsolicited 2005 contribution by McDermott to a charitable organization for which one of Mr. Bookout’s family members served as a member of its Board. Finally, in determining the independence of Mr. Howard, our Board considered unsolicited 2004-2006 contributions by McDermott to a charitable organization for which he serves as a member of the Board. The charitable contributions described above were in the usual course of McDermott’s annual giving programs pursuant to which McDermott and its subsidiaries make donations to in excess of approximately 200 charitable organizations.

Communications With the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate

Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

Lead Director

In January 2007, our Board approved the continued designation of Admiral DeMars as lead director to preside at all executive sessions of nonmanagement directors. Admiral DeMars has served as lead director since January 2004. In his absence, the remaining nonmanagement directors may appoint a presiding director by majority vote. The nonmanagement directors meet in executive session without management on a regular basis. Stockholders or other interested persons may send written communications to Admiral DeMars, addressed to Admiral DeMars, c/o McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079.

Board of Directors and Its Committees

Board of Directors.  Our Board met five times during 2006. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2006. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2006 Annual Meeting.

Committees.  Our Board currently has, and appoints the members of, standing Audit, Compensation, Governance and Finance Committees. Each of the Board committees, including the Audit, Compensation, Governance and Finance Committees, is comprised entirely of independent nonmanagement directors. Each of the Board committees has a written charter approved by the Board. The current charter for each committee is posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.” The current members of the committees are identified in the following table.

Board Committee
Director	Audit	Compensation	Governance	Finance

John F. Bookout III	✓			✓

Roger A. Brown		✓	✓

Ronald C. Cambre		Chair

Bruce DeMars	✓		✓

Robert W. Goldman	✓			Chair

Robert L. Howard			Chair

Oliver D. Kingsley, Jr.		✓	✓

D. Bradley McWilliams	Chair			✓

Thomas C. Schievelbein		✓		✓

Audit Committee.  During the year ended December 31, 2006, the Audit Committee met seven times. The Audit Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. The committee, among other things, also reviews and discusses McDermott’s audited financial statements with management and the independent registered public accounting firm.

Our Board has determined that Messrs. McWilliams, Bookout and Goldman and Admiral DeMars each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange

Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors.”

Compensation Committee.  During the year ended December 31, 2006, the Compensation Committee met five times. The Compensation Committee has overall responsibility for our officer compensation plans, policies and programs. The Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, accountant or other advisors to assist the committee in the discharge of its responsibilities. Since 2000, the Compensation Committee has engaged Compass Consulting & Benefits, Inc. (formerly known as Apogee, “Compass Consulting”), an outside health and welfare benefits, compensation and executive benefits consulting firm, to assist the Compensation Committee in its administration of compensation programs for our officers. Compass Consulting performed market analyses of executive compensation practices from which it makes recommendations to the Compensation Committee as to the form and amount of executive compensation and regularly attended the meetings of the Compensation Committee along with our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Human Resources, General Counsel and Corporate Secretary. Our Chief Executive Officer made separate recommendations to the Compensation Committee with respect to both the form and amount of executive compensation and our Chief Financial Officer presented the Compensation Committee with management’s recommendation regarding company performance targets for much of the executive compensation program’s “at risk” performance-based compensation elements. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for information about our 2006 executive officer compensation. In addition, the Compensation Committee regularly met with Compass Consulting in executive sessions without members of management.

The Compensation Committee administers our Executive Incentive Compensation Plan (“EICP”), under which it awards annual bonuses to our officers and other key employees based upon the attainment of annual performance goals. The Compensation Committee establishes target EICP awards for each officer, expressed as a percentage of the officer’s base salary for that year. The Compensation Committee also sets company and individual performance measures for each of Messrs. Wilkinson, Deason, Fees, Keller, Kalman, Nesser and Sannino and authorized each, in coordination with Mr. Wilkinson, to select such other officers and key employees to participate in the EICP and establish appropriate performance measures for them. Under our 2001 Directors and Officers Long-Term Incentive Plan, the Compensation Committee may delegate its duties to our Chief Executive Officer or other senior officers. Pursuant to this authority, our Compensation Committee has authorized our Vice President of Human Resources, together with our Chief Executive Officer, to approve awards up to 5,000 stock options and 1,000 shares of restricted stock or performance units under the 2001 D&O Plan to officers or employees (other than officers subject to the reporting provisions of Section 16 of the Securities Exchange Act of 1934, as amended) in connection with their initial employment or promotion within McDermott; provided that time does not permit the review and approval by the Compensation Committee at its next regularly scheduled meeting and that any grants awarded pursuant to this authorization are subject to ratification by the Compensation Committee at its next regularly scheduled meeting.

Finance Committee.  Our Board of Directors constituted the Finance Committee in January 2007 for the general purpose of reviewing and overseeing financial policies and strategies, mergers, acquisitions and financings, liabilities and investment performance of our pension plans and the capital structures of McDermott and its subsidiaries.

Governance Committee.  During the year ended December 31, 2006, the Governance Committee met five times. This committee, in addition to other matters, recommends to our Board of Directors (1) for approval and adoption, the qualifications, term limits and nomination and election procedures relating to our directors, (2) nominees for election to our Board of Directors, and (3) compensation of non-management directors. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” Our Governance Committee has primary oversight responsibility for our compliance and ethics program, excluding certain oversight responsibilities assigned to the Audit Committee. In conjunction with the Compensation Committee, the Governance Committee oversees the annual evaluation of our Chief Executive Officer.

In May 2006, at the request of the Chairman of the Governance Committee, Compass Consulting performed a market analysis of nonemployee director compensation among peer group companies (as defined in our “Compensation Discussion and Analysis” section below) and made recommendations to the Governance Committee with respect thereto. Based on those recommendations, the Governance Committee recommended to the Board of Directors the form and amounts of nonemployee director compensation. Our management is not substantively involved in Compass Consulting’s market analysis or recommendation regarding non-management director compensation.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with the New York Stock Exchange listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2006, or had previously been, an officer or employee of McDermott or its subsidiaries or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2006 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

Director Nomination Process

Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate must:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•	be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members; and

•	each candidate should possess professional and personal experiences and expertise relevant to our businesses and industries.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our senior level executives and individuals personally known to the members of the Board.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our by-laws. See “Stockholders’ Proposals” in this proxy statement and our by-laws, which may be found on our website at www.mcdermott.com at “Investor Relations — Corporate Governance.”

The Governance Committee will consider candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee may determine not to recommend those candidates to the Board, and the Board may determine not to nominate those candidates.

COMPENSATION OF DIRECTORS

Nonemployee directors are compensated as follows:

•	each nonemployee director receives an annual retainer fee of $45,000;

•	each nonemployee director receives a fee of $2,500 for each Board meeting personally attended and a fee of $1,000 for each Board meeting in which such director participates by telephone;

•	the chair of the Audit Committee receives an additional annual fee of $20,000;

•	the chair of the Compensation Committee receives an additional annual fee of $15,000;

•	the chair of each other committee receives an additional annual fee of $10,000;

•	each committee member receives a fee of $1,750 for each committee meeting personally attended and a fee of $1,000 for each committee meeting in which such director participates by telephone; and

•	the lead director receives an additional annual fee of $15,000.

We also provide travel accident insurance to nonemployee directors under the same terms and conditions applicable to our employees. Employee directors are not paid for their services as directors.

Directors Stock Plans.  In addition to the fees and benefits provided to our directors described above, we currently have a directors stock plan under which we have granted stock options and issued restricted stock to our nonemployee directors. A maximum of 150,000 shares of our common stock may be issued under the 1997 Director Stock Program, which we adopted and our stockholders approved in 1997. Pursuant to the terms of this program, no award may be granted under this program on or after June 6, 2007. Under this program:

•	each nonemployee director is granted options to purchase 1,350 shares of our common stock on the first day of the first year of such director’s term and 450 shares on the first day of any subsequent year of such term;

•	the options have an exercise price equal to the fair market value of our common stock (average of high and low trading price) on the date of grant, become fully exercisable six months after the date of grant, and remain exercisable for ten years after the date of grant;

•	each nonemployee director is also granted rights to purchase 675 restricted shares of our common stock on the first day of the first year of such director’s term and 225 restricted shares on the first day of any subsequent year of such term at $1.00 per share; and

•	the shares of restricted stock are subject to transfer restrictions and forfeiture provisions, which generally lapse at the end of a director’s term.

In addition, we may issue shares of our common stock to nonemployee directors under the 2001 Directors and Officers Long-Term Incentive Plan (the “2001 D&O Plan”), which we originally adopted and our stockholders approved in 2002. The 2001 D&O Plan was amended in 2006 to increase the number of shares authorized to be issued. That amendment was approved by our stockholders at our 2006 Annual Meeting of Stockholders. Under the 2001 D&O Plan:

•	options, restricted stock, performance units and deferred stock units may be granted, from time to time, to directors in such number, and on such terms, as the Compensation Committee or the Board of Directors may determine;

•	any options granted must have an exercise price that is not less than the fair market value of our common stock (average of high and low trading prices) on the date of grant;

•	the Compensation Committee or the Board of Directors determines when the options become exercisable and the duration of the options, provided that no option may be exercisable later than the seventh anniversary of the date of grant;

•	any shares of restricted stock, performance units and deferred stock units granted are subject to such vesting restrictions, transfer restrictions and forfeiture provisions as the Compensation Committee or the Board of Directors establishes.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by us to our nonemployee directors during the year ended December 31, 2006.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
	Fees Earned or	Stock		Option		Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards(1)		Awards(2)		Compensation	Earnings	Compensation	Total

John F. Bookout III	$28,625	$1,571	(3)	$1,792	(4)	N/A	N/A	$0	$31,988
Roger A. Brown	$72,500	$88,151	(5)	$30,948	(6)	N/A	N/A	$0	$191,599
Ronald C. Cambre	$77,500	$92,659	(7)	$43,288	(8)	N/A	N/A	$0	$213,447
Adm. Bruce DeMars	$86,000	$92,659	(9)	$43,288	(10)	N/A	N/A	$0	$221,947
Joe B. Foster(11)	$20,250	$3,943		$34,006		N/A	N/A	$0	$58,199
Robert W. Goldman	$69,250	$92,000	(12)	$17,495	(13)	N/A	N/A	$0	$178,745
Robert L. Howard	$75,500	$88,979	(14)	$61,852	(15)	N/A	N/A	$0	$226,331
Oliver D. Kingsley Jr.	$67,500	$88,151	(16)	$30,948	(17)	N/A	N/A	$0	$186,599
D. Bradley McWilliams	$100,000	$88,979	(18)	$57,900	(19)	N/A	N/A	$0	$246,879
Thomas C. Schievelbein	$67,500	$88,979	(20)	$57,900	(21)	N/A	N/A	$0	$214,379

(1)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by us in 2006 related to non-option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	The amounts included in the “Option Awards” column represent the compensation cost recognized by the Company in 2006 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(3)	Mr. Bookout was granted 112 shares of restricted stock in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $4,712. As of December 31, 2006, Mr. Bookout had a total of 112 shares of restricted stock outstanding.

(4)	Mr. Bookout was granted 225 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $4,688. As of December 31, 2006, Mr. Bookout had a total of 225 options outstanding.

(5)	Mr. Brown was granted awards of 1,715 and 225 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $9,262.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Brown had a total of 900 shares of restricted stock outstanding.

(6)	Mr. Brown was granted 450 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $9,282. As of December 31, 2006, Mr. Brown had a total of 9,375 options outstanding.

(7)	Mr. Cambre was granted awards of 1,715 and 225 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $9,262.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Cambre had a total of 900 shares of restricted stock outstanding.

(8)	Mr. Cambre was granted 450 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $9,282. As of December 31, 2006, Mr. Cambre had a total of 7,950 options outstanding.

(9)	Admiral DeMars was granted awards of 1,715 and 225 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $9,262.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Admiral DeMars had a total of 900 shares of restricted stock outstanding.

(10)	Admiral DeMars was granted 450 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $9,282. As of December 31, 2006, Admiral DeMars had a total of 46,125 options outstanding.

(11)	Pursuant to the retirement age requirements of our by-laws, Mr. Foster retired from our Board of Directors after seven years of service, effective May 3, 2006. As a result, Mr. Foster did not receive any stock option or restricted stock award in 2006. The amounts shown for Mr. Foster under the “Stock Awards” and “Option Awards” columns are attributable to the compensation costs recognized by us in 2006 with respect to awards made in prior years.

(12)	Mr. Goldman was granted awards of 1,715 and 225 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $9,262.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Goldman had a total of 562 shares of restricted stock outstanding.

(13)	Mr. Goldman was granted 450 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $9,282. As of December 31, 2006, Mr. Goldman had a total of 1,125 options outstanding.

(14)	Mr. Howard was granted awards of 1,715 and 675 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $27,787.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Howard had a total of 675 shares of restricted stock outstanding.

(15)	Mr. Howard was granted 1,350 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $27,846. As of December 31, 2006, Mr. Howard had a total of 47,216 options outstanding.

(16)	Mr. Kingsley was granted awards of 1,715 and 225 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $9,262.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Kingsley had a total of 900 shares of restricted stock outstanding.

(17)	Mr. Kingsley was granted 450 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $9,282. As of December 31, 2006, Mr. Kingsley had a total of 9,525 options outstanding.

(18)	Mr. McWilliams was granted awards of 1,715 and 675 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $27,787.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. McWilliams had a total of 675 shares of restricted stock outstanding.

(19)	Mr. McWilliams was granted 1,350 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $27,846. As of December 31, 2006, Mr. McWilliams had a total of 18,488 options outstanding.

(20)	Mr. Schievelbein was granted awards of 1,715 and 675 shares of restricted stock in 2006 with grant date fair values, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $78,861.29 and $27,787.50, respectively. The restricted stock award of 1,715 shares vested immediately on the grant date and the number of shares has been adjusted for our 3-for-2 stock split that we completed on May 31, 2006, rounded up to the nearest whole share. As of December 31, 2006, Mr. Schievelbein had a total of 675 shares of restricted stock outstanding.

(21)	Mr. Schievelbein was granted 1,350 stock options in 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $27,846. As of December 31, 2006, Mr. Schievelbein had a total of 18,263 options outstanding.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 4, 2007), the principal positions held with McDermott or our subsidiaries, and other business experience information for each of our executive officers other than Bruce W. Wilkinson, who is our Chief Executive Officer and Chairman of the Board. For more information on Mr. Wilkinson, see his biographical information under “Election of Directors.” Unless we otherwise specify, all positions described below are positions with McDermott International, Inc.

Robert A. Deason, 61, has been President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. since March 2003. Previously, he was: Vice President, Operations of Fluor Corporation, an engineering, procurement, construction and maintenance services company, from March 1999 to January 2003; and Vice President, Project Management Production, Pipelines & Marine Services of Fluor Corporation from June 1997 to March 1999.

James R. Easter, 50, has been our Vice President, Corporate Development and Strategic Planning since March 2006. Previously, he was: Vice President, Finance and Treasurer from September 2002 to February 2006; Assistant Treasurer of McDermott from May 2002 to September 2002; Vice President in the Retail Energy Solutions Group of Reliant Resources, Inc., an electricity and energy services company, from December 2000 to May 2002; and associated with Industrial Growth Partners LP, a private equity fund, from January 2000 to December 2000.

John A. Fees, 49, has been our President and Chief Executive Officer of our subsidiary The Babcock & Wilcox Companies since January 2007 and President and Chief Operating Officer of our subsidiary BWX Technologies, Inc. since September 2002. Previously, he served as President and General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, from September 1997 to November 2002.

Liane K. Hinrichs, 49, has been our Vice President, General Counsel and Corporate Secretary since January 2007. Previously, she served as our Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Transactions, Corporate Compliance and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

Francis S. Kalman, 59, has been our Executive Vice President and Chief Financial Officer since February 2002. Previously, he was: Senior Vice President and Chief Financial Officer of Vector ESP, Inc., a technology solutions provider, from March 2000 to February 2002; a principal of Pinnacle Equity Partners, LLC from April 1999 to March 2000; Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation, a logistics company specializing in the storage and movement of chemicals, from February 1998 to April 1999; and Senior Vice President and Chief Financial Officer of Keystone International, Inc., a manufacturer of industrial products, from May 1996 to September 1997. Mr. Kalman is a director of Pride International, Inc.

David L. Keller, 53, has been President and Chief Operating Officer of our subsidiary The Babcock & Wilcox Company (“B&W”) since January 2002. Previously, he was: Executive Vice President and Chief Operating Officer of B&W from March 2001 to January 2002; Senior Vice President, Service Group of B&W from February 2001 to March 2001; President of Diamond Power International, Inc. from March 1998 to February 2001; and General Manager of Diamond Power International from February 1997 to March 1998.

James C. Lewis, 51, has been our Vice President, Treasurer since March 2006. Previously, he was: Assistant Treasurer of McDermott from July 2003 to February 2006; Vice President, Structuring of Enron Corp., from December 2001 to July 2003 and Vice President, Structuring of Enron Global Markets, LLC, a subsidiary of Enron Corp., from September 2000 to December 2001.

John T. Nesser, III, 58, has been our Executive Vice President, Chief Administrative and Legal Officer since January 2007. Previously, he was our Executive Vice President and General Counsel from January 2006 to December 2006; Executive Vice President, General Counsel and Corporate Secretary from February 2001 to December 2005; Senior Vice President, General Counsel and Corporate Secretary from January 2000 to February 2001; Vice President and Associate General Counsel from June 1999 to January 2000; and Associate General

Counsel from October 1998 to June 1999. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm which he co-founded in 1985.

Louis J. Sannino, 58, has been our Executive Vice President, Human Resources, Health, Safety & Environmental since February 2005. Previously, he was: Senior Vice President, Human Resources, Health, Safety & Environmental from June 2004 to February 2005; Senior Vice President, Human Resources and Corporate Compliance Officer from October 2000 to June 2004; Vice President, Human Resources from November 1998 to October 2000; and Director, Human Resources from April 1989 to November 1998.

Michael S. Taff, 45, has been our Vice President and Chief Accounting Officer since June 2005. Previously, he served as Vice President and Chief Financial Officer of HMT Inc. (an engineering and construction company) from June 2004 to June 2005 and Vice President and Corporate Controller of Philip Services Corporation (a provider of industrial, environmental, transportation and container services) from September 1994 to May 2004.

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of McDermott’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. McDermott specifically cautions investors not to apply these statements to other contexts.

Philosophy and Objectives

McDermott’s ability to hire and retain employees and executives with the requisite skills and experience to develop, expand and execute business opportunities is essential to our success and the success of our shareholders. While we believe that McDermott offers a work environment in which employees can find attractive career challenges and opportunities, we also understand that those employees have a choice regarding where they pursue their careers and the compensation we offer plays a significant role in their decision to choose McDermott. As a result, we seek to deliver fair and competitive compensation for our employees, including named executive officers (“NEOs”), by structuring compensation principally around two goals. First, we target compensation at or near the median of the market. Second, we believe employees should be rewarded for executing on goals designed to generate returns for our shareholders but not for poor performance. As a result, we tie selected elements of our programs that target market-median compensation to individual and/or company performance capable of producing above or below market-median compensation depending on the achievement of predetermined performance measures.

To implement this philosophy, the Compensation Committee of our Board of Directors primarily utilizes our Total Direct Compensation program. In 2006, our Compensation Committee targeted the elements of this program at or near market-median for all our NEOs except our Chief Executive Officer, whose target compensation was set below the market-median level at his request. In addition, and upon the recommendation of management, our Compensation Committee structured the annual bonus and equity-based elements of the program to promote the achievement of our long-term growth goal of attaining $600 million in annual operating income by our 2010 fiscal year. Our Compensation Committee also administers a Post-Employment Compensation program to supplement Total Direct Compensation.

Our compensation programs generally seek to:

•	attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward individual and company performance;

•	provide incentives to increase shareholder value by

•	emphasizing equity-based compensation to more closely align the interests of executives with those of our shareholders; and

•	structuring compensation contingent on performance measures intended to reward performance we believe creates shareholder value;

•	manage fixed compensation costs through the use of performance and equity-based compensation; and

•	reward continuity of service to McDermott.

Defining the Market — Benchmarking

Upon management’s recommendation in 2000, our Compensation Committee has engaged Compass Consulting to help ensure that executive compensation opportunities are both competitive and targeted at or near market-median compensation levels. Compass Consulting utilizes compensation information from (1) a “Peer Group” of companies in specific industries in which we compete, through a review of their proxy statements and (2) general industry companies with consolidated and/or segment revenues comparable to McDermott’s, through survey data described below.

The Peer Group was selected by the Compensation Committee, on the joint recommendation of Compass Consulting and our management, and have business operations and sales volumes, market capitalizations, employment levels, and one or more lines of business that we believe are comparable to McDermott’s. The Peer Group is the same as the 2006 Peer Group used in connection with the performance graph included in our annual report on Form 10-K and is comprised of the following 12 companies:

•	Acergy S.A.;

•	Alliant Techsystems, Inc.

•	Fluor Corporation;

•	Global Industries, Ltd.;

•	GlobalSantaFe Corporation;

•	Goodrich Corporation;

•	Halliburton Company;

•	Jacobs Engineering Group Inc.;

•	Rockwell Collins, Inc.;

•	The Shaw Group Inc.;

•	Technip S.A.; and

•	Washington Group International, Inc.

Peer Group compensation data is limited to publicly available information and therefore generally does not provide precise comparisons by position as offered by more comprehensive survey data. As a result, our Compensation Committee use Peer Group data on a limited basis to analyze the competitiveness of our compensation and the consistency between our target compensation and our general compensation philosophy. In 2006, our Compensation Committee principally used Peer Group data to track recent trends in the type and value of long-term incentives awards.

As a result of the limited nature of the Peer Group data, our Compensation Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2006 compensation programs.

TOTAL DIRECT COMPENSATION

Our Total Direct Compensation program is built around our philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, company and individual performance. Total Direct Compensation consists of three key elements:

•	base salary;

•	annual bonus; and

•	equity-based and other long-term incentives.

For our 2006 NEOs, approximately 30% of target-level Total Direct Compensation is attributable to base salary, and approximately 70% is attributable to “at-risk” performance-based incentive compensation consisting of annual bonus and equity awards, consistent with our goal to emphasize “at risk” compensation.

Section 162(m) of the Internal Revenue Code limits our tax deductions relating to the compensation paid to NEOs, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our shareholders. All of our equity-based and annual bonus compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we are cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that the best interests of McDermott and our shareholders are achieved. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Base Salary

We use the base salary element of Total Direct Compensation to provide the foundation of a fair and competitive compensation opportunity for each individual NEO. We review base salaries annually and target salary compensation at or near the median base salary practices of the market, but maintain flexibility to deviate from market-median practices for individual circumstances. Generally, our Compensation Committee starts the Total Direct Compensation analysis at the last committee meeting of each calendar year by reviewing compensation trends identified by Compass Consulting. At the beginning of each year, Compass Consulting presents our Compensation Committee with its analysis of market-median Total Direct Compensation, together with the separate recommendations of Compass Consulting and our Chief Executive Officer with respect to the base salaries of each NEO. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but the other elements of Total Direct Compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary.

For 2006, the base salaries of the NEOs reflected the median market base salaries identified, with the exception of our Chief Executive Officer. At the Chief Executive Officer’s request, his 2006 salary remained below market-median at $750,000 per year, after a 7.1% increase from the prior year. Otherwise, the base salaries of our NEOs were within 7% of market-median.

Please see the Summary Compensation Table presented in this proxy statement and the accompanying narrative disclosures for more information regarding the base salaries of our NEOs.

Annual Bonus

Our Compensation Committee administers our Executive Incentive Compensation Plan (the “EICP”) to provide the short-term incentive compensation element of our Total Direct Compensation program. The EICP is a cash-based performance incentive program designed to motivate and reward NEOs and other key employees for their contributions to factors and business goals that we believe drive our earnings and/or create shareholder value.

Under the EICP, our Compensation Committee establishes, for each NEO, an annual target award at or near the market-median identified by Compass Consulting, with the discretion to adjust the target awards to reflect individual contributions of a NEO or to ensure consistency within our executive hierarchy. The target EICP awards are expressed as a percentage of the participating NEO’s base salary.

For 2006, our Compensation Committee set the amount of target EICP awards at or near the market-median target, except for the award of our Chief Executive Officer. At his request, our Compensation Committee set the Chief Executive Officer’s EICP target award amount at a level approximately 20% below market-median. The 2006 EICP target award amounts for the other NEOs in 2006 were all within 15% of market-median. For 2006, the target award for each NEO was as follows:

NEO	Annual Bonus Target Award
(Percentage of 2006 base salary)
Bruce W. Wilkinson	80%
Francis S. Kalman	55%
Robert A. Deason	65%
John A. Fees	65%
John T. Nesser III	55%

The payment amount, if any, of an EICP award is determined based on: (1) the attainment of financial performance measures, (2) the attainment of individual performance measures, and (3) the exercise of the Compensation Committee’s discretionary authority. Business and individual performance measures are set by our Compensation Committee based on recommendations from management.

Typically, and for 2006, 70% of the target EICP award is attributable to a financial performance measure and 30% of the target EICP award is attributable to individual performance measures. The financial performance measure comprises threshold, target and maximum performance levels which, if achieved, results in payments of 25%, 100% and 200% of the target financial performance measure component, respectively. If the threshold financial measure is not achieved, no amount is paid on an EICP award under the financial measure component. For purposes of evaluating McDermott’s performance under the financial performance component, our Compensation Committee may adjust McDermott’s GAAP results for unusual, non-recurring or other items in the Committee’s discretion. With respect to the individual performance component, up to 30% of the target EICP award is paid based on the attainment of the NEO’s individual performance measures as determined by the Chief Executive Officer and approved by our Compensation Committee. Additionally, the Compensation Committee has the discretion to award up to an additional 30% of the target EICP award. As a result, participating employees, including our NEOs, may earn bonuses of up to 200% of their target EICP award.

For our 2006 EICP awards, our Compensation Committee set the performance levels of the financial measure based upon year-over-year increases in our operating income. We consider operating income the optimal business measure to target, because we believe it is the primary driver of net income, which we expect to drive our stock price. In comparison to net income, operating income is more directly influenced by the revenues generated and costs incurred as a result of management action and is more readily attributable to our operating segments. Based upon the recommendation of management, our Compensation Committee set the 2006 target and maximum performance levels at approximately 6.0% and 14.0% year-over-year growth from our 2005 non-GAAP operating income, respectively. The Compensation Committee believed that no amount should be paid on an EICP award under the business measure component for operating income below 85% of the target level. Accordingly, the Compensation Committee set performance levels of the 2006 financial measure component at GAAP consolidated operating income, as may be adjusted by our Compensation Committee, as follows:

•	$ million (threshold);

•	$ million (target); and

•	$ million (maximum).

By setting the target and maximum performance levels of 6% and 14% year-over-year growth in operating income, our Compensation Committee sought to accomplish two principal objectives:

•	to generate levels of operating income targeted to create shareholder value; and

•	to reward the attainment of short-term operating income at levels which we believe necessary to establish a foundation for achieving our 2010 operating income goal.

In calculating our 2005 non-GAAP operating income, we adjusted our 2005 reported operating income primarily to include the operating results of B&W (which remained deconsolidated in 2005 due to the pendency of its now concluded Chapter 11 proceedings), excluding asbestos-related settlement costs.

For NEOs affiliated with an individual operating segment (specifically, Messrs. Deason and Fees), our Compensation Committee divided the financial performance measure between the operating income at the individual operating segment and the combined operating income at corporate and the three principal operating segments. Our Compensation Committee attributed 50% of the target EICP award to the operating income of the NEO’s individual operating segment and 20% of the target EICP award to the consolidated operating income. Our Compensation Committee derived the threshold, target and maximum levels of operating income at the individual operating segments from the consolidated operating income levels less the amount of operating income allocated to our corporate segment as follows:

	Threshold Operating		Target Operating		Maximum Operating
Segment	Income		Income		Income

Offshore Oil & Gas Construction	$	million	$	million	$	million
Power Generation Systems	$	million	$	million	$	million
Government Operations	$	million	$	million	$	million

Finally, our Compensation Committee set specific individual performance measures for our Chief Executive Officer based on the Board of Director’s evaluation and adopted specific individual performance measures recommended by our Chief Executive Officer for our remaining NEOs.

For Bruce W. Wilkinson, our Chief Executive Officer, the individual measures and their weights of the target EICP award were set as follows:

•	improve the company-wide average of our primary safety performance metric, by 35% over 2005 results — 10% weighting; and

•	completion of a Board of Directors’ approved long-term strategic plan for our three principal operating groups — 20% weighting.

For Francis S. Kalman, our Executive Vice President and Chief Financial Officer, the individual measures and their weights of the target EICP award were set as follows:

•	continue implementing a debt restructuring program to retire selected high-yield debt in order to support backlog growth and generally provide for greater financial flexibility — 10% weighting;

•	support/lead growth and restructuring initiatives approved by the Board of Directors — 10% weighting; and

•	expand McDermott’s coverage by securities analysts in debt and equity markets and broaden our lender base — 10% weighting.

For Robert A. Deason, President and Chief Operating Officer of J. Ray McDermott, S.A., the individual measures and their weights of the target EICP award were set as follows:

•	improve the results of the primary safety performance metric at our Offshore Oil and Gas Construction segment by 43% over 2005 results — 10% weighting;

•	develop a strategic plan for our Offshore Oil and Gas Construction segment approved by our Chief Executive Officer and Board of Directors and an implementation strategy to support the execution of the plan — 10% weighting; and

•	lead the implementation of the first phase of the global strategic business systems plan for our Offshore Oil and Gas Construction segment — 10% weighting.

For John A. Fees, President and Chief Executive Officer of The Babcock & Wilcox Companies, the individual measures and their weights of the target EICP award were set as follows:

•	improve the results of the primary safety performance metric at our Government Operations segment by 25% over 2005 results — 10% weighting;

•	timely complete the second phase of implementing enterprise software for our Government Operations segment — 5% weighting;

•	complete the second phase of implementing enterprise software for our Government Operations segment at or below budget — 5% weighting; and

•	develop specific strategic initiatives, approved by our Chief Executive Officer and Board of Directors — 10% weighting.

For John T. Nesser, our Executive Vice President, Chief Administrative and Legal Officer, the individual measures and their weights of the target EICP award were set as follows:

•	develop a specific litigation defense plan for a designated risk — 15% weighting; and

•	develop a specific risk management plan for an expanding business enterprise — 15% weighting.

Equity-Based and Other Long-Term Incentive Compensation

Our Compensation Committee believes that the interests of our shareholders are best served when a significant percentage of our officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our Compensation Committee’s intention to make annual grants of equity-based awards to our NEOs and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs.

For the past two years, our Compensation Committee has granted annual equity-based awards at its meeting held in connection with our annual meeting of stockholders and we do not currently anticipate a change in that practice. To avoid timing equity-based grants ahead of the release of material nonpublic information, our Compensation Committee generally approves stock option and other equity-based awards effective as of the first day of the open trading window following the date of the Committee’s action (which is generally the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission).

In prior years, we have granted equity- and cash-based awards under our 2001 Directors & Officers Long-Term Incentive Plan (the “2001 D&O Plan”) in amounts consistent with market trends and in the form of non-qualified stock options and full value awards such as restricted stock, deferred stock units and performance units. For 2006, Compass Consulting analyzed the form of stock awards among Peer Group companies and reported to our Compensation Committee a decline over the prior two years in the use of stock options in favor of restricted stock, performance awards and long-term cash-based incentives. As a result, and to emphasize the performance nature of our Total Direct Compensation, our Compensation Committee granted performance shares to our officers and key employees, including our NEOs, instead of stock options in 2006.

Consistent with our compensation philosophy, the value of the 2006 target performance share grants (calculated by multiplying the number of shares granted by $60, the price of our stock on a pre-split basis at the time the market analysis was prepared) generally reflected the market-median value of annual stock awards, with the exception of our Chief Executive Officer. At his request, the value of performance shares granted to him was approximately 50% of the market-median value. The values of the performance shares granted to the other NEOs in 2006 were all within 15% of market-median.

Under the terms of these performance share grants, recipients will receive shares of our common stock for each performance share that vests on the third anniversary of the date of grant based on our cumulative GAAP operating income for the three-year period ending on December 31, 2008. These grants contain threshold, target and maximum levels of cumulative GAAP operating income and will vest, if at all, between 25% (threshold) and 150%

(maximum) of the amount of performance shares originally granted, depending on the cumulative GAAP operating income obtained over the three-year period. 100% of the performance shares granted will vest if the target cumulative GAAP operating income level is attained over that measurement period. For purposes of evaluating the vesting criteria under our 2006 performance share awards, our Compensation Committee may adjust our GAAP cumulative operating income during the three-year measurement period for unusual, non-recurring or other items in its discretion.

The Compensation Committee, on the recommendation of management, tied the target and maximum performance levels to 6% and 14% year-over-year increases in our operating income from our 2005 non-GAAP operating income, respectively, over the three-year measurement period. Our Compensation Committee set the target performance level to complement the annual bonus by rewarding the attainment of longer-term operating income at levels targeted to generate shareholder value. Our Compensation Committee set the maximum performance level to reward the attainment of a compound annual growth rate in operating income necessary to promote the achievement our 2010 operating income goal. The Compensation Committee believed that no award should vest for cumulative operating income below 85% of the target level and set the threshold level accordingly. As a result, no portion of our 2006 performance share award will vest if our cumulative GAAP operating income is below the threshold level for the three-year measurement period.

We believe that a three-year vesting period is appropriate in connection with the 2006 Performance Share awards because:

•	cumulative operating income is more difficult to estimate for these purposes for longer periods; and

•	a vesting period of more than three years may dilute the intensity of focus of the award recipient.

Please see the Grants of Plan Based Awards Table and accompanying narrative disclosures presented in this proxy statement for more information regarding the performance share awards to our NEOs.

Effective November 8, 2006, our Compensation Committee approved a supplemental grant of performance shares to Mr. Fees to reflect the increase in responsibilities attributable to his new role within McDermott announced in September 2006. The supplemental grant of performance shares was designed to make up the difference between market-median Total Direct Compensation opportunities in his position prior to and upon assuming his new role. Our Compensation Committee elected to address the difference in total compensation opportunities solely through our equity-based compensation element to more closely align the compensation of Mr. Fees with his long-term performance in his new position.

Perquisites

Perquisites and other personal benefits are not factored into our Total Direct Compensation program. The Company prefers to compensate NEOs using a mix of current, short-term and long-term compensation with an emphasis on performance and does not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We typically provide perquisites and other personal benefits to NEOs on an exception-basis. We do own a fractional interest in two aircraft, which we use for business purposes and which we make available to our NEOs and other executive officers for personal use upon the approval of our Chief Executive Officer. With respect to personal use of aircraft, we have a choice regarding the amount of income tax imputed to the executive officer for that use. Under current Internal Revenue Service rules, we may impute to the executive officer the actual cost incurred by us for the flight or an amount based on Standard Industry Fare Level (“SIFL”) rates set by the U.S. Department of Transportation. Imputing income based on SIFL rates usually results in less income tax liability to the executive officer and higher income taxes to us due to Internal Revenue Service limitations on deducting the full amount of aircraft expenses if imputed income is based on SIFL rates. To minimize our cost of providing the perquisite, we impute income to the executive officer for personal use of aircraft based on the actual cost incurred by us for the flight. Please review the Summary Compensation Table and accompanying narrative disclosures presented in this proxy statement for more information on perquisites and other personal benefits we provide to our NEOs.

POST-EMPLOYMENT COMPENSATION PROGRAM

Retirement Plans

We provide retirement benefits through a combination of qualified defined benefit pension plans (the “Retirement Plans”) and a qualified defined contribution 401(k) Plan (the “Thrift Plan”) for most of our regular employees, including our NEOs. We do not provide retirement benefits to certain nonresident alien employees of foreign subsidiaries. Our Retirement Plans consist of four defined benefit pension plans:

•	the McDermott Retirement Plan for the benefit of the employees of McDermott Incorporated and specific subsidiaries;

•	the JRM Retirement Plan for the benefit of the employees of our Offshore Oil and Gas Construction segment;

•	the BWXT Retirement Plan for the benefit of the employees of our Government Operations segment; and

•	the B&W Retirement Plan for the benefit of the employees of our Power Generation Systems segment.

Over the past several years, we have increased the use of defined contribution plans within our Post-Employment Compensation Program in an effort to reduce the volatility, cost and complexity associated with defined benefit plans and to provide greater clarity and flexibility offered by defined contribution plans. In 2006, we concluded an in-depth assessment of the costs, risks and benefits associated with our Retirement Plans. As a result, we amended our Retirement Plans (other than the JRM Retirement Plan) and the Thrift Plan for salaried employees (other than JRM employees) with less than five years of service as of March 31, 2006. Specifically, we discontinued benefit accruals for employees with less than five years of service as of March 31, 2006 under the B&W, BWXT and McDermott Retirement Plans and began making automatic company cash contributions to those employees’ Thrift Plan accounts in amounts equal to between 3% and 8% of their regular salaries (including overtime pay, expatriate pay and commissions), subject to Internal Revenue Code limits, depending on their years of service. Benefits already accrued by those employees in these Retirement Plans were frozen and immediately vested. The frozen accrued benefits increase annually, in line with the Consumer Price Index, up to a maximum of 8%, for each year the affected employee remains with McDermott. Previously in 2003, we implemented similar changes to the JRM Retirement Plan and Thrift Plan. As a result of those changes, the JRM Retirement Plan was closed to new participants, benefit accrual under that plan was frozen for existing participants and the Thrift Plan was amended to provide for automatic company cash contributions equal to 3% of regular salary (including overtime pay, expatriate pay and commissions), subject to Internal Revenue Code limits, to the Thrift Plan accounts of affected employees.

In addition to the broad-based qualified plans described above, we sponsor nonqualified “Excess Plans.” The Excess Plans cover a small group of highly compensated employees, including our NEOs, whose ultimate benefit under the applicable Retirement Plan is reduced by Internal Revenue Code Sections 415(b) and 401(a)(17) limits. The Excess Plans are unfunded, nonqualified plans. Benefits under the Excess Plans are paid from our general assets. Please see the Pension Benefit Table and accompanying narrative for more information regarding our Retirement Plans.

We also sponsor an unfunded nonqualified supplemental executive retirement plan (“SERP”), which covers officers selected for participation by our Compensation Committee. Our Board of Directors and Compensation Committee established the SERP in 2005 upon the recommendation of management to help ensure the competitiveness of our Post-Employment Compensation Program as compared to our Peer Group. The SERP replaced our former, more expensive, defined benefit supplemental executive retirement plan and provides participants an opportunity to participate in a defined contribution plan with benefits based upon the participant’s notional account balance at the time of retirement or termination. Annually we credit a participant’s notional account with an amount equal to 5% of the participant’s base salary and annual bonus, or such other amounts as determined by our Compensation Committee. Please see the Nonqualified Deferred Compensation table and accompanying narrative for further information about the SERP and our contributions to our NEOs’ accounts.

For more information regarding our retirement plans, please see the Pension Table and Nonqualified Deferred Compensation Table and accompanying narratives.

Employment and Severance Arrangements

We do not currently have any employment or severance agreements with any of our NEOs, except for change-in-control agreements with Messrs. Wilkinson, Kalman, Nesser, Fees and Deason. In addition, our long-term incentive plans and our SERP have provisions regarding vesting following a change-in-control, as defined in those plans.

In our experience, change-in-control agreements for NEOs are common among our Peer Group, and our Board and Compensation Committee believes that providing these agreements to our NEOs would protect shareholders’ interests in the event of a change-in-control by helping to assure management continuity. In general, our change-in-control agreements provide a severance payment of two times the sum of the NEO’s base salary and target EICP award. Further, these agreements contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change-in-control. Please review the Potential Payments Upon Termination or Change in Control table presented in this proxy statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our NEOs as well as other plans and arrangements that have different trigger mechanisms that relate to a change-in-control.

To help assure smooth transitions in succession plans, our Compensation Committee also believes it may be appropriate to provide transition agreements to key officers of McDermott and our operating segments who announce their intent to retire. The terms and conditions of any such transition agreement will be established by our Compensation Committee. However, we expect that under any such agreement, the officer could continue to be employed for a limited period, receive an annual salary, continue with normal participation in retirement and health plans and continue vesting in equity awards at the normal vesting schedule. Additionally, any unvested portion of the officer’s SERP at the end of the transition agreement could become vested, but we would not make any additional contributions to the SERP during the duration of the transition agreement, and the officer could be eligible to receive a pro rated EICP award for the year the transition agreement commences, but the officer would not be eligible for any EICP or equity awards following the effective date of the transition agreement. During this time, we contemplate that the officer would assist us in the transition to his successor, would be available to assist McDermott on an as-needed basis and would execute a non-compete agreement with us. During 2006, we did not enter into a transition agreement with any of our officers.

Stock Ownership Guidelines

To align the interests of directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in McDermott. To further that goal, we adopted stock ownership guidelines effective January 1, 2006, requiring generally that our nonmanagement directors and our officers maintain a minimum ownership interest in the Company. The amount required to be retained varies depending upon the executive’s position. The Chief Executive Officer is required to own and retain a minimum of 100,000 shares of our common stock while our other NEOs are required to own and retain 35,000 shares. Nonmanagement directors are required to own and retain 6,000 shares of our common stock.

Directors and officers have five years from the effective date of the stock ownership guidelines or their initial election as a director/officer, whichever is later, to comply with the terms thereof. Our Compensation Committee has discretion to waive or modify the stock ownership guidelines for directors and officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

               , Chairman

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our Chief Executive Officer, Chief Financial Officer and our three highest paid executive officers other than our CEO and CFO for the fiscal year ended December 31, 2006. Amounts will be included under the “Non-Equity Incentive Plan Compensation” and “Total” columns when the non-equity incentive plan compensation is determined.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total(6)

B.W. Wilkinson	2006	$750,000	$1,694,958	$620,566	$	$158,853	$116,687	$
Chairman & Chief Executive Officer
F.S. Kalman	2006	$455,000	$867,572	$284,520	$	$23,504	$84,846	$
Executive Vice President & Chief Financial Officer
R.A. Deason	2006	$440,000	$478,188	$247,814	$	$0	$55,751	$
President & Chief Operating Officer, J. Ray McDermott
J.A. Fees	2006	$460,000	$722,379	$262,030	$	$367,828	$56,307	$
President & Chief Executive Officer, The Babcock & Wilcox Companies
J.T. Nesser III	2006	$385,000	$594,535	$196,653	$	$55,341	$42,818	$
Executive Vice President, Chief Administrative and Legal Officer

(1)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan Based Awards Table” for more information regarding the stock awards we granted in 2006.

(2)	We did not grant any option awards in 2006. The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2006 related to option awards in prior years, as described in Statement of Financial Accounting Standards No. 123R.

(3)	The amount shown for each named executive officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an EICP award earned in fiscal year 2006, but paid in 2007.

(4)	The amount shown for each named executive officer in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans at December 31, 2006, as compared to December 31, 2005.

(5)	The amounts shown in the “All Other Compensation” column are attributable to the following:

•	Mr. Wilkinson: $85,700 for our 2006 contribution to his notional SERP account; $6,601 for our matching contributions to his contributions under the McDermott Thrift Plan; and $24,386 for perquisites and other personal benefits.

•	Mr. Kalman: $42,950 for our 2006 contribution to his notional SERP account; $6,604 for our matching contributions to his contributions under the McDermott Thrift Plan; $6,600 for our additional contribution under the McDermott Thrift Plan as a result of discontinued benefit accrual under the McDermott Retirement Plan; and $28,692 for perquisites and other personal benefits.

•	Mr. Deason: $43,648 for our 2006 contribution to his notional SERP account; $5,503 for our matching contributions to his contributions under the McDermott Thrift Plan; and $6,600 for our additional contribution under the McDermott Thrift Plan as a result of discontinued benefit accrual under the JRM Retirement Plan.

•	Mr. Fees: $48,650 for our 2006 contribution to his notional SERP account; $6,606 for our matching contributions to his contributions under the McDermott Thrift Plan; and $1,051 for tax gross-up associated with imputed income to his wife accompanying him on business travel.

•	Mr. Nesser: $36,214 for our 2006 contribution to his notional SERP account; and $6,604 for our matching contributions to his contributions under the McDermott Thrift Plan.

The aggregate value of perquisites and other personal benefits received by a named executive officer during 2006 is not included if it does not exceed $10,000. For Messrs. Wilkinson and Kalman, the values of the perquisites and other personal benefits reported are attributable to personal use of aircraft in which we have a minority equity interest, as follows:

•	Mr. Wilkinson: $22,000 for personal use of corporate aircraft calculated based on the amount invoiced to us by the manager of the aircraft; and $2,386 for the amount of increased income taxes we incurred in 2006 as a result of disallowed deductions related to that personal use under Internal Revenue Service rules; and

•	Mr. Kalman: $19,281 for personal use of corporate aircraft calculated based on the amount invoiced to us by the manager of the aircraft; and $9,411 for the amount of increased income taxes we incurred in 2006 as a result of disallowed deductions related to that personal use under Internal Revenue Service rules.

The invoices for aircraft use are based on the duration and mileage of the flight, not on the number of passengers. We do not incur any additional costs for adding passengers when there are seats available on the aircraft. Accordingly, we do not assign any cost for family members accompanying an executive officer on any of those flights. We do not gross-up an executive officer’s compensation or otherwise reimburse an executive officer to cover taxes on any income imputed as a result of personal aircraft usage. However, as a result of Internal Revenue Service rules, executives are imputed income for a spouse accompanying the executive officer on business flights. In instances where spousal attendance has been related to the business purpose of the trip, we have grossed-up the executive officer’s compensation to cover taxes on any income imputed as a result of the spouse’s attendance.

(6)	The amount shown in the “Total” compensation column for each named executive officer represents the sum of all columns of the Summary Compensation Table.

We have provided the following Grants of Plan Based Awards table to provide additional information about stock and option awards and equity and non-equity incentive plan awards granted to our NEOs during the year ended December 31, 2006.

Grants of Plan-Based Awards

										All Other
									All Other	Option		Grant
									Stock Awards:	Awards:	Exercise or	Date Fair
						Estimated Future Payouts Under			Number of	Number of	Base	Value of
			Estimated Possible Payouts Under			Equity Incentive Plan Awards(2)			Shares of	Securities	Price of	Stock and
	Grant	Committee	Non-Equity Incentive Plan Awards(1)				Target		Stock	Underlying	Option	Option
Name	Date	Date	Threshold	Target	Maximum	Threshold (#)	(#)	Maximum (#)	or Units	Options	Awards	Awards(3)

B.W. Wilkinson	02/27/06	02/27/06	$105,000	$600,000	$1,200,000							N/A
	05/08/06	05/02/06				7,500	30,000	45,000	—	—	—	$1,401,600
F.S. Kalman	02/27/06	02/27/06	$43,793	$250,250	$500,500							N/A
	05/08/06	05/02/06				4,500	18,000	27,000	—	—	—	$840,960
R.A. Deason	02/27/06	02/27/06	$50,050	$286,000	$572,000							N/A
	05/08/06	05/02/06				4,500	18,000	27,000	—	—	—	$840,960
J.A. Fees	02/27/06	02/27/06	$52,325	$299,000	$598,000							N/A
	05/08/06	05/02/06				4,875	19,500	29,250				$911,040
	11/07/06	10/30/06				3,000	12,000	18,000	—	—		$570,000
J.T. Nesser III	02/27/06	02/27/06	$37,056	$211,750	$423,500							N/A
	05/08/06	05/02/06				3,375	13,500	20,250	—	—	—	$630,720

(1)	The amounts shown reflect grants of 2006 Executive Incentive Compensation Plan (“EICP”) awards. In February 2006, our Compensation Committee established target EICP awards, expressed as a percentage of the executive’s 2006 base salary, and individual and company performance measures for the purpose of determining the amount paid out under the EICP for each executive officer for the year ended December 31, 2006. The amount shown in the “target” column represents the target percentage of each executive officer’s 2006 base salary. For 2006, the target percentages were: 80% for Mr. Wilkinson; 65% for Messrs. Deason and Fees and 55% for Messrs. Kalman and Nesser. The amount shown in the “maximum” column represents the maximum amount payable under the EICP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the EICP if only the minimum level of company performance of the EICP is attained, which is 17.5% of the target amount shown. Please see the “Compensation Discussion and Analysis — Annual Bonus” for more information regarding McDermott’s EICP and the 2006 EICP awards and performance measures.

(2)	The amounts shown reflect grants of Performance Shares under our 2001 D&O Plan. Each grant represents a right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest will be determined on the third anniversary of the date of grant based on our cumulative operating income between January 1, 2006 and December 31, 2008. The amounts shown in the “target” column represents the amounts of performance shares granted, which will vest if performance targets are attained. Each amount shown in the “maximum” column represents the maximum amount of performance shares that will vest under each grant, which is 150% of the target amount shown. Each amount shown in the “threshold” column represents the minimum amount of performance shares that will vest under each grant if the minimum level of performance is attained, which is 25% of the target amount shown. Please see “Compensation Discussion and Analysis — Equity-Based and Other Long-Term Incentive Compensation” for more information regarding these Performance Shares.

(3)	The amounts included in the “Fair Value of Awards” column represent the full grant date fair value of the awards computed in accordance with Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

In addition, we have provided the following Outstanding Equity Awards at Fiscal Year-End table to summarize the equity awards we have made to our NEOs which are outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
												Equity
												Incentive
				Equity						Equity		Plan Awards:
				Incentive						Incentive		Market
				Plan Awards:						Plan Awards:		or Payout
	Number of	Number of		Number			Number of			Number		Value of
	Securities	Securities		of Securities			Shares or			of Unearned		Unearned Shares,
	Underlying	Underlying		Underlying			Units of		Market Value of	Shares,		Units or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock that		Shares or Units of	Units or other		Rights that
	Options	Options		Unearned	Exercise	Expiration	have		Stock that have not	Rights that have		have
Name	Exercisable	Unexercisable		Options	Price	Date	not Vested		Vested(1)	not Vested		not Vested

B.W. Wilkinson	230,250	—		—	$5.6458	04/27/10	75,000	(2)	$3,814,500.00
	270,000	—		—	$9.6900	03/06/11	41,100	(3)	$2,090,346.00
	300,000	—		—	$9.6666	03/06/12	42,132	(4)	$2,142,833.52
	129,200	64,600	(5)	—	$6.0066	03/18/14				44,550	(6)	$2,265,813
	39,110	78,220	(7)	—	$13.4533	05/12/15				30,000	(8)	$381,450	(9)
F.S. Kalman	31,849	31,850	(5)	—	$6.0066	03/18/14	60,000	(10)	$3,051,600.00
	8,000	33,390	(11)	—	$13.4533	05/12/15	21,750	(3)	$1,106,205.00
							17,988	(12)	$914,869.68
										22,050	(6)	$1,121,463
										18,000	(8)	$228,870	(13)
R.A. Deason	17,000	—		—	$2.1000	04/02/13	37,500	(3)	$1,907,250.00
	12,000	25,000	(5)	—	$6.0066	03/18/14	16,452	(14)	$836,748.72
	15,270	30,540	(15)	—	$13.4533	05/12/15				17,250	(6)	$877,335.00
										18,000	(8)	$228,870.00	(16)
J.A. Fees	16,000	—		—	$4.5466	09/16/12	18,300	(17)	$930,738.00
	—	27,150	(5)	—	$6.0066	03/18/14				18,750	(6)	$953,625.00
	12,485	33,970	(18)	—	$13.4533	05/12/15				19,500	(8)	$247,942.50	(19)
										12,000	(20)	$152,580.00	(21)
J.T. Nesser III	29,150	—		—	$6.2708	03/20/10	31,500	(2)	$1,602,090.00
	6,000	—		—	$9.6900	03/06/11	14,100	(3)	$717,126.00
	96,000	—		—	$9.6666	03/06/12	12,780	(22)	$649,990.80
	—	21,450	(5)	—	$6.0066	03/18/14				14,850	(6)	$755,271.00
	11,865	23,730	(23)	—	$13.4533	05/12/15				13,500	(8)	$171,652.50	(24)

(1)	Based on the closing price of our common stock as of December 29, 2006 ($50.86), as reported on the New York Stock Exchange.

(2)	Restricted stock vests on March 6, 2007.

(3)	Restricted stock vests on April 2, 2008.

(4)	These deferred stock units vest annually in equal installments of 10,533 units between May 12, 2007 and May 12, 2010. Vested units are payable in cash in an amount equal to the product of the number of vested units and the average of the highest and lowest sales price of a share of our common stock on the vesting date.

(5)	Options vest on March 18, 2007.

(6)	Restricted stock vests on March 18, 2009 but is subject to accelerated vesting upon certification by us that the average price of a share of our common stock over the ten-day trading period ending on December 31, 2006 is equal to or greater than $12.67 per share.

(7)	Options vest in two installments of 39,110 on May 12, 2007 and May 12, 2008.

(8)	Performance shares vest on May 8, 2009 subject to specified operating income targets. See Grants of Plan — Based Awards table for more information on these Performance Shares.

(9)	Value is calculated upon 7,500 performance shares vesting based on achieving threshold performance goals.

(10)	Restricted stock vested on February 1, 2007.

(11)	Options vest in two installments of 16,695 on May 12, 2007 and May 12, 2008.

(12)	These deferred stock units vest annually in equal installments of 4,497 units between May 12, 2007 and May 12, 2010. Vested units are payable in cash in an amount equal to the product of the number of vested units and the average of the highest and lowest sales price of a share of common stock on the vesting date.

(13)	Value is calculated upon 4,500 performance shares vesting based on achieving threshold performance goals.

(14)	These deferred stock units vest annually in equal installments of 4,113 units between May 12, 2007 and May 12, 2010. Vested units are payable in cash in an amount equal to the product of the number of vested units and the average of the highest and lowest sales price of a share of common stock on the vesting date.

(15)	Options vest in two installments of 15,270 on May 12, 2007 and May 12, 2008.

(16)	Value is calculated upon 4,500 performance shares vesting based on achieving threshold performance goals.

(17)	These deferred stock units vest annually in equal installments of 4,575 units between May 12, 2007 and May 12, 2010. Vested units are payable in cash in an amount equal to the product of the number of vested units and the average of the highest and lowest sales price of a share of common stock on the vesting date.

(18)	Options vest in two installments of 16,985 on May 12, 2007 and May 12, 2008.

(19)	Value is calculated upon 4,875 performance shares vesting based on achieving threshold performance goals.

(20)	Performance shares vest on November 7, 2009 subject to specified operating income targets. See Grants of Plan — Based Awards table for more information on these performance shares.

(21)	Value is calculated upon 3,000 performance shares vesting based on achieving threshold performance goals.

(22)	These deferred stock units vest annually in equal installments of 3,195 units between May 12, 2007 and May 12, 2010. Vested units are payable in cash in an amount equal to the product of the number of vested units and the average of the highest and lowest sales price of a share of common stock on the vesting date.

(23)	Options vest in two installments of 11,865 on May 12, 2007 and May 12, 2008.

(24)	Value is calculated upon 3,375 performance shares vesting based on achieving threshold performance goals.

We have provided the following Option Exercises and Stock Vested table to provide additional information about the value realized by our NEOs on option award exercises and stock award vesting during the year ended December 31, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired		Value Realized
Name	on Exercise	on Exercise	on Vesting(1)		on Vesting

B. W. Wilkinson	345,150	$12,963,553.89	182,583	(2)(3)	$6,775,521.16
F. S. Kalman	322,895	$10,813,831.62	59,472	(3)(4)	$2,288,164.34
R. A. Deason	117,000	$4,684,131.50	4,113	(5)	$192,296.46
J. A. Fees	54,949	$2,274,837.51	42,675	(6)	$1,591.953.70
J. T. Nesser III	240,000	$8,939,826.93	76,770	(3)(7)	$2,786,400.00

(1)	No shares were actually acquired upon the vesting of the performance units or deferred stock units reflected in this column. Vested units under both types of awards were payable entirely in cash.

(2)	The amount of shares reported for Mr. Wilkinson is attributable to the vesting of the following awards:

82,500 restricted stock — $3,045,895.50
89,550 performance units — $3,237,172.80
10,533 deferred stock units — $492,452.86

(3)	Includes 21,871, 2,734 and 10,844, respectively, restricted stock shares withheld by us at the election of Messrs. Wilkinson, Kalman and Nesser to pay the minimum withholding tax due upon vesting of restricted stock in 2006.

(4)	The amount of shares reported for Mr. Kalman is attributable to the vesting of the following awards:

7,500 restricted stock — $361,725.00
47,475 performance units — $1,716,189.60
4,497 deferred stock units — $210,249.74

(5)	The amount of shares reported for Mr. Deason is attributable to the vesting of 4,113 Deferred Stock Units.

(6)	The amount of shares reported for Mr. Fees is attributable to the vesting of the following awards:

12,000 restricted stock — $434,559.60
26,100 performance units — $943,497.60
4,575 deferred stock units — $213,896.50

(7)	The amount of shares reported for Mr. Nesser is attributable to the vesting of the following awards:

42,750 restricted stock — $1,522,719.90
30,825 performance units — $1,114,303.20
3,195 deferred stock units — $149,376.90

We have provided the following Pension Benefits table to show the present value of accumulated benefits payable to each of our NEOs under our qualified and nonqualified pension plans.

Pension Benefits

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service	Benefit(1)	Payments During 2006

B.W. Wilkinson	Qualified(2)	6.75	$196,203	$0
	Nonqualified Excess(3)	6.75	$475,293	$0
F.S. Kalman	Qualified(2)	4.167	$101,212	$0
	Nonqualified(3)	4.167	$102,751	$0
R.A. Deason(4)	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
J.A. Fees	Qualified(5)	27.583	$959,301	$0
	Nonqualified(6)	27.583	$2,230,597	$0
J.T. Nesser III	Qualified(2)	8.250	$183,011	$0
	Nonqualified(3)	8.250	$132,274	$0

(1)	Present value of accumulated benefits is based on a 6% discount rate and the 1994 Group Annuity Mortality Table projected to 2005.

(2)	Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies.

(3)	Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of McDermott Incorporated.

(4)	As of March 31, 2003, benefit accruals under the J. Ray McDermott Retirement Plan ceased. As a result, Mr. Deason does not have a benefit under McDermott’s qualified or excess pension plan.

(5)	Retirement Plan for Employees of BWX Technologies, Inc.

(6)	Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of BWX Technologies, Inc.

We maintain retirement plans that are funded by trusts and cover substantially all regular full-time employees of McDermott and its subsidiaries hired before April 1, 2006, except certain nonresident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom. Eligible employees of McDermott Incorporated are covered under the Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Retirement Plan”). Eligible employees of our Offshore Oil and Gas Construction segment are covered under The Retirement Plan of Employees of J. Ray McDermott Holdings, Inc. (the “JRM Retirement Plan”). Eligible employees of our Government Operations segment are covered under the Retirement Plan for Employees of BWX Technologies, Inc. (the “BWXT Retirement Plan”). Eligible employees of our Power Generation Systems segment are covered under the Retirement Plan for Employees of The Babcock & Wilcox Company and Participating Subsidiary and Affiliated Companies (the “B&W Retirement Plan”). As of March 31, 2003, benefit accrual under the JRM Retirement Plan ceased and the plan was closed to new participants and we amended our Thrift Plan to provide for automatic company cash contributions equal to 3% of regular salary (including overtime pay, expatriate pay and commissions), subject to Internal Revenue Code limits, to the Thrift Plan accounts of affected employees. As of March 31, 2006, benefit accrual under the McDermott Retirement Plan, the B&W Retirement Plan and the BWXT Retirement Plan ceased for employees first hired on or after April 1, 2001. The March 31, 2006 accrued benefit of affected employees under these plans will increase annually in line with increases in the Consumer Price Index, up to a maximum of 8%, for each year the employee remains employed. Employees do not contribute to any of these plans, and company contributions are determined on an actuarial basis. We further amended our Thrift Plan to provide for automatic company cash contributions in an amount equal to between 3% and 8% of regular salary (including overtime pay, expatriate pay and commissions), subject to Internal Revenue Code limits, depending on their years of service to the Thrift Plan accounts of affected employees. In 2007, we are offering salaried McDermott, B&W and BWXT Retirement Plan participants who have five to ten years of service as of January 1, 2007 with a one-time irrevocable opportunity to choose to continue accruing benefits under their Retirement Plan or to freeze their benefit accrual under the Retirement Plan effective March 31, 2007 and receive a service-based company contribution to their Thrift Plan account effective April 1, 2007. Messrs. Kalman, Nesser and Wilkinson are participants in the McDermott Retirement Plan. Mr. Kalman’s benefit accrual was frozen in March 31, 2006, as described above. Mr. Fees participates in the BWXT Retirement Plan.

Under the McDermott Retirement Plan and the BWXT Retirement Plan, normal retirement is age 65. Benefits under these plans are calculated under one of three formulas. One formula, applicable to employees hired by our Power Generation Systems or Government Operation segment (“Tenured Employees”) before April 1, 1998, is based on years of credited service and final average cash compensation (including bonuses and commissions). Two formulas, applicable to employees hired before April 1, 1998 who are not Tenured Employees and to employees hired on or after April 1, 1998, are based on years of credited service, final average cash compensation (excluding bonuses and commissions) and anticipated social security benefits. An employee’s final average cash compensation is based upon the employee’s average annual earnings during the 60 successive months out of the 120 successive months before retirement in which such earnings were highest. The normal form of payment is a single life annuity or a 50% joint and survivor annuity depending on the employee’s marital status when payments are scheduled to begin.

Early retirement eligibility and benefits under these plans depend on the employee’s date of hire.

For Tenured Employees hired before April 1, 1998 (which includes Mr. Fees):

•	an employee is eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is unreduced if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced 4% for each “point” less than 75.

For all other employees hired before April 1, 1998:

•	an employee is eligible for early retirement after completing at least 10 years of credited service and attaining the age of 50; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is reduced 0.6% for each month that benefits commence before age 60.

For employees hired on or after April 1, 1998 (which includes Messrs. Wilkinson, Kalman and Nesser):

•	an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is reduced 0.4% for each month that benefits commence before age 62.

To the extent benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiary under the terms of unfunded excess benefit plans maintained by them (the “Excess Plans”). Effective January 1, 2006, the Excess Plans were amended to limit the annual bonus payments taken into account in calculating the Tenured Employees’ Excess Plan benefits to the lesser of the actual bonus paid or 25% of base salary.

We have provided the following Nonqualified Deferred Compensation table to summarize our NEOs’ compensation under our nonqualified supplemental retirement plan.

Nonqualified Deferred Compensation(1)

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
Name	2006(2)	2006(3)	in 2006(4)	Distributions	at 12/31/06(5)

B.W. Wilkinson	$0	$85,700.00	$119,417.24	$0	$845,114.91
F.S. Kalman	$0	$42,950.00	$37,099.29	$0	$243,543.43
R.A. Deason	$0	$43,648.44	$25,463.44	$0	$176,996.65
J.A. Fees	$0	$48,650.00	$23,166.95	$0	$151,560.65
J.T. Nesser III	$0	$36,214.40	$66,262.84	$0	$513,896.86

(1)	Amounts shown are attributable entirely to our Supplemental Employee Retirement Plan (“SERP”).

(2)	Employee contributions are not permitted under the SERP.

(3)	Amount shown represents McDermott’s 2006 contribution to the named executive officer’s notional SERP account. 100% of contributions shown are included in the “All Other Compensation” column of the Summary Compensation Table above.

(4)	Amount shown represents hypothetical accrued gains during 2006 on notional mutual fund investments designed to track the performance of funds similar to those available to participants in McDermott’s Thrift Plan. No amount of the earnings shown are reported as compensation in the Summary Compensation Table.

(5)	Amounts shown represent the accumulated account values (including gains and losses) as of December 31, 2006. No part of the balances shown has been reported as compensation to any of the named executive officers in the Summary Compensation Table in previous years. As of January 1, 2007, each named executive officer is 40% vested in his SERP balance shown.

Our SERP is an unfunded, defined contribution retirement plan for selected officers of McDermott and our operating segments. Benefits under the SERP are based on the participating officer’s vested percentage in his notional account balance at the time of retirement or termination. The balance of a participating officer’s account consists of contributions made by us and hypothetical accrued gains or losses. A participating officer vests in his SERP account 20% each year commencing January 1, 2005, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control. A participating officer’s vested account balance will be distributed to his designated beneficiary on the officer’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following tables show potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment of each of our NEOs, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $50.86 (as reported on the New York Stock Exchange as of December 29, 2006).

BRUCE W. WILKINSON

				Involuntary		Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause		for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination		Termination	Control(1)		Death	Disability

Severance Payments	$0	$0	$0	$57,692.00	(2)	$0	$2,700,000.00	(3)	$0	$0

Executive Incentive Compensation Plan (EICP)(4)	$0	$0	$0	$0		$0	$600,000.00	(5)	$0	$0

Supplemental Executive Retirement Plan (SERP)(6)	$0	$0	$507,068.95	$507,068.95		$0	$507,068.95		$507,068.95	$507,068.95

Stock Options (unvested and accelerated)(7)	$0	$0	$5,823,481.71	$0		$0	$5,823,481.71	(8)	$5,823,481.71	$5,823,481.71

Restricted Stock (unvested and accelerated)(9)	$0	$0	$8,170,659.00	$0		$0	$8,170,659.00	(8)	$8,170,659.00	$8,170,659.00

Deferred Stock Units (unvested and accelerated)(10)	$0	$0	$2,126,402.04	$0		$0	$2,126,402.04	(8)	$2,126,402.04	$2,126,402.04

Performance Shares (unvested and accelerated)(9)	$0	$0	$0	$0		$0	$1,525,800.00	(8)	$0	$0

Tax Gross-Up	$0	$0	$0	$0		$0	$2,366,281.44	(11)	$0	$0

FRANCIS S. KALMAN

				Involuntary		Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause		for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination		Termination	Control(1)		Death	Disability

Severance Payments	$0	$0	$0	$26,250.00	(2)	$0	$1,410,500.00	(3)	$0	$0

Executive Incentive Compensation Plan (EICP)(4)	$0	$0	$0	$0		$0	$250,250.00	(5)	$0	$0

Supplemental Executive Retirement Plan (SERP)(6)	$0	$0	$146,126.06	$146,126.06		$0	$146,126.06		$146,126.06	$146,126.06

Stock Options (unvested and accelerated)(7)	$0	$0	$2,677,590.50	$0		$0	$2,677,590.50	(8)	$2,677,590.50	$2,677,590.50

Restricted Stock (unvested and accelerated)(9)	$0	$0	$5,279,268.00	$0		$0	$5,279,268.00	(8)	$5,279,268.00	$5,279,268.00

Deferred Stock Units (unvested and accelerated)(10)	$0	$0	$907,854.36	$0		$0	$907,854.36	(8)	$907,854.36	$907,854.36

Performance Shares (unvested and accelerated)(9)	$0	$0	$0	$0		$0	$915,480.00	(8)	$0	$0

Tax Gross-Up	$0	$0	$0	$0		$0	$0	(11)	$0	$0

ROBERT A. DEASON

				Involuntary		Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause		for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination		Termination	Control(1)		Death	Disability

Severance Payments	$0	$0	$0	$21,154.00	(2)	$0	$1,452,000.00	(3)	$0	$0
Executive Incentive Compensation Plan (EICP)(4)	$0	$0	$0	$0		$0	$286,000.00	(5)	$0	$0
Supplemental Executive Retirement Plan (SERP)(6)	$0	$0	$106,197.99	$106,197.99		$0	$106,197.99		$106,197.99	$106,197.99
Stock Options (unvested and accelerated)(7)	$0	$0	$2,263,735.62	$0		$0	$2,263,735.62	(8)	$2,263,735.62	$2,263,735.62
Restricted Stock (unvested and accelerated)(9)	$0	$0	$2,784,585.00	$0		$0	$2,784,585.00	(8)	$2,784,585.00	$2,784,585.00
Deferred Stock Units (unvested and accelerated)(10)	$0	$0	$830,332.44	$0		$0	$830,332.44	(8)	$830,332.44	$830,332.44
Performance Shares (unvested and accelerated)(9)	$0	$0	$0	$0		$0	$915,480.00	(8)	$0	$0
Tax Gross-Up	$0	$0	$0	$0		$0	$1,206,206.86	(11)	$0	$0

JOHN A. FEES

				Involuntary
Executive				not for		Involuntary
Payments Upon	Voluntary	Early	Normal	Cause		for Cause	Change in
Termination	Termination	Retirement	Retirement	Termination		Termination	Control(1)		Death	Disability

Severance Payments	$0	$0	$0	$123,846.00	(2)	$0	$1,518,000.00	(3)	$0	$0
Executive Incentive Compensation Plan (EICP)(4)	$0	$0	$0	$0		$0	$299,000.00	(5)	$0	$0
Supplemental Executive Retirement Plan (SERP)(6)	$0	$0	$90,936.39	$90,936.39		$0	$90,936.39		$90,936.39	$90,936.39
Stock Options (unvested and accelerated)(7)	$0	$0	$2,488,475.41	$0		$0	$2,488,475.41	(8)	$2,488,475.41	$2,488,475.41
Restricted Stock (unvested and accelerated)(9)	$0	$0	$953,625.00	$0		$0	$953,625.00	(8)	$953,625.00	$953,625.00
Deferred Stock Units (unvested and accelerated)(10)	$0	$0	$923,601.00	$0		$0	$923,601.00	(8)	$923,601.00	$923,601.00
Performance Shares (unvested and accelerated)(9)	$0	$0	$0	$0		$0	$1,602,090.00	(8)	$0	$0
Tax Gross-Up	$0	$0	$0	$0		$0	$0	(11)	$0	$0

JOHN T. NESSER III

				Involuntary
Executive				not for		Involuntary
Payments Upon	Voluntary	Early	Normal	Cause		for Cause	Change in
Termination	Termination	Retirement	Retirement	Termination		Termination	Control(1)		Death	Disability

Severance Payments	$0	$0	$0	$37,019.00	(2)	$0	$1,193,500.00	(3)	$0	$0
Executive Incentive Compensation Plan (EICP)(4)	$0	$0	$0	$0		$0	$211,750.00	(5)	$0	$0
Supplemental Executive Retirement Plan (SERP)(6)	$0	$0	$308,338.12	$308,338.12		$0	$308,338.12		$308,338.12	$308,338.12
Stock Options (unvested and accelerated)(7)	$0	$0	$1,849,766.42	$0		$0	$1,849,766.42	(8)	$1,849,766.42	$1,849,766.42
Restricted Stock (unvested and accelerated)(9)	$0	$0	$3,074,487.00	$0		$0	$3,074,487.00	(8)	$3,074,487.00	$3,074,487.00
Deferred Stock Units (unvested and accelerated)(10)	$0	$0	$645,006.60	$0		$0	$645,006.60	(8)	$645,006.60	$645,006.60
Performance Shares (unvested and accelerated)(9)	$0	$0	$0	$0		$0	$686,610.00	(8)	$0	$0
Tax Gross-Up	$0	$0	$0	$0		$0	$963,288.86	(11)	$0	$0

(1)	Assumes an effective date of a change in control of December 31, 2006. In addition to the payments provided in this column, in the event the named executive officer is terminated within one year after a change in control either (i) by the company for any reason other than cause or (ii) by the executive for good reason, the executive is entitled to receive accrued benefits which are earned through the date of termination.

(2)	Under our Severance Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies, full-time employees of McDermott and participating subsidiaries are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee’s base salary. In general, an eligible employee is entitled to a severance benefit of 1/2 week of base salary for each year of service, subject to a maximum of 14 weeks of pay.

(3)	In the event the named executive officer is terminated within one year after a change in control either (i) by the company for any reason other than cause or (ii) by the executive for good reason, the company is required to pay an amount equal to 200% of the sum of the executives base salary and target EICP award. For a termination at December 31, 2006:

•	Mr. Wilkinson had a base salary of $750,000 and an EICP target of 80% of his base salary, or $600,000;

•	Mr. Kalman had a base salary of $455,000 and an EICP target of 55% of his base salary, or $250,250;

•	Mr. Deason had a base salary of $440,000 and an EICP target of 65% of his base salary, or $286,000;

•	Mr. Fees had a base salary of $460,000 and an EICP target of 65% of his base salary, or $299,000; and

•	Mr. Nesser had a base salary of $385,000 and an EICP target of 55% of his base salary, or $211,750.

(4)	EICP is an annual cash-based performance incentive plan under which payments are made in the year following the year in which performance is measured. For purposes of this Potential Payments table, the EICP numbers represent payments made under the plan in 2007 for 2006 performance. See “Annual Bonus” section in the Compensation Discussion and Analysis above for more information regarding the EICP.

(5)	In the event the named executive officer is terminated within one year of a change in control either (i) by the company for any reason other than cause or (ii) by the executive for good reason, the company is required to pay an amount equal the executive’s prorated EICP target. See note (3) above for the amount of each named executive officer’s EICP target that would have been applicable for a termination at December 31, 2006

(6)	SERP amounts shown represent 60% of the named executive officer’s SERP balance as of December 31, 2006 that becomes vested under the various scenarios. Each named executive officer would become 40% vested on January 1, 2007. With respect to a change in control, the amount shown would be due to the named executive officer in the event he is terminated without cause within one year after a change in control. See the “Nonqualified Deferred Compensation” table above for more information regarding the SERP. For further information regarding pension benefits, see the “Pension” table above.

(7)	The payments relating to stock options represent the value of unvested and accelerated stock options as of December 31, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006.

(8)	Unvested stock options, restricted stock, deferred stock units and performance shares become vested under the terms of the awards upon the occurrence of a change in control and are not affected by any subsequent termination of the executive.

(9)	The payments relating to restricted stock and performance shares represent the value of unvested and accelerated stock as of December 31, 2006, calculated by multiplying the number of accelerated shares by the closing price of MDR stock on December 29, 2006.

(10)	The deferred stock units represent a right to receive a cash payment for each vested unit equal to the average of the highest and lowest sales price of a share of our common stock on the vesting date. The payment was calculated by multiplying the number of accelerated units by the average price of the highest and lowest price of our common stock, as reported on the New York Stock Exchange on December 29, 2006 ($50.47).

(11)	Upon a change in control of McDermott, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. McDermott has agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and, for Mr. Fees, a 5.75% state income tax rate. Based on the amounts shown in the “Change-in-Control” column, Messrs. Fees and Kalman would not have an excise tax liability.

Change-in-Control Arrangements

Other than the change-in-control agreements described below, we do not currently have any employment or severance agreements with any of our NEOs. We have entered into change-in-control agreements with Messrs. Deason, Fees, Kalman, Nesser, Sannino and Wilkinson. Under these agreements, if we terminate an executive officer’s employment, other than for cause or as a result of his death or disability, or if an executive officer terminates his employment for good reason, in either case within one year following a change in control, we will pay that executive officer all of the following pursuant to his change-in-control agreement:

•	Various accrued benefits, such as earned but unpaid salary, earned but unused vacation and reimbursements.

•	A cash payment equal to the product of the Executive Incentive Compensation Plan (“EICP”) multiplier used for the executive officer and the executive officer’s annual base salary for the applicable period, in the event an EICP bonus for the year prior to termination is paid to other EICP participants after the date of the executive’s termination. For example, for an applicable termination in 2007, the cash payment would equal the executive officer’s target award percentage multiplied by the executive officer’s 2005 annual base salary.

•	A prorated cash payment under the EICP based upon the executive officer’s target award for the year in which the termination occurs and the number of days in which the executive was employed with McDermott during that year. For example, for an applicable termination in 2007, the cash payment would equal the product of (1) the executive officer’s 2007 annual base salary multiplied by the executive officer’s 2007 EICP target percentage and (2) the number of days employed in 2007 divided by 365.

•	A cash payment equal to 200% of the executive’s annual base salary immediately prior to termination plus his EICP target bonus applicable to the year in which the termination occurs. For example, for an applicable termination in 2007, the cash payment would equal two times the sum of the executive officer’s 2007 annual base salary plus the executive officer’s EICP target bonus.

•	In the event any payment is subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, an additional cash payment equal to such excise tax, as well as a gross-up payment for any resulting income or excise tax.

For effective succession planning, our Compensation Committee may enter into transition agreements with key officers who announce their intent to take early retirement. Transition agreements are further discussed above under “Compensation Discussion and Analysis — Employment and Severance Arrangements.”

Under our long-term incentive compensation plans, upon a change in control of McDermott, all stock options will immediately become exercisable, all restrictions applicable to shares of restricted stock will immediately lapse and all deferred stock units and performance units will immediately become vested.

Under the SERP (discussed further above under “Retirement Plans — Supplemental Executive Retirement Plan”), a participant will have a vested percentage of 100% upon the date of termination of the participant’s employment within 24 months following a change in control.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of January 12, 2007 by each director or nominee as a director, and each NEO and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the exercise of stock options.

Shares
Beneficially
Name	Owned

John F. Bookout III(1)	112
Roger A. Brown(2)	12,277
Ronald C. Cambre(3)	9,459
Robert A. Deason(4)	186,251
Bruce DeMars(5)	58,166
John A. Fees(6)	90,666
Robert W. Goldman(7)	3,402
Robert L. Howard(8)	65,704
Francis S. Kalman(9)	192,102
Oliver D. Kingsley, Jr.(10)	9,502
D. Bradley McWilliams(11)	15,947
John T. Nesser III(12)	323,676
Thomas C. Schievelbein(13)	15,609
Bruce W. Wilkinson(14)	1,358,768
All directors and executive officers as a group (20 persons)(15)	2,660,016

(1)	Shares owned by Mr. Bookout, who became one of our directors on October 23, 2006, include 112 restricted shares, as described above, of common stock as to which he has sole voting power but no dispositive power.

(2)	Shares owned by Mr. Brown include 4,375 shares of common stock that he may acquire on the exercise of stock options, as described above, and 900 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(3)	Shares owned by Mr. Cambre include 450 shares of common stock that he may acquire on the exercise of stock options, as described above, and 900 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(4)	Shares owned by Mr. Deason include 44,270 shares of common stock that he may acquire on the exercise of stock options, as described above, and 54,750 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 3,017 shares of common stock held in the McDermott Thrift Plan.

(5)	Shares owned by Admiral DeMars include 38,625 shares of common stock that he may acquire on the exercise of stock options, as described above, and 900 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(6)	Shares owned by Mr. Fees include 28,485 shares of common stock that he may acquire on the exercise of stock options, as described above, and 18,750 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 8,135 shares of common stock held in the McDermott Thrift Plan.

(7)	Shares owned by Mr. Goldman include 1,125 shares of common stock that he may acquire on the exercise of stock options, as described above, and 562 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(8)	Shares owned by Mr. Howard include 39,716 shares of common stock that he may acquire on the exercise of stock options, as described above, and 675 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(9)	Shares owned by Mr. Kalman include 39,849 shares of common stock that he may acquire on the exercise of stock options, as described above, and 103,800 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 2,106 shares of common stock held in the McDermott Thrift Plan.

(10)	Shares owned by Mr. Kingsley include 4,525 shares of common stock that he may acquire on the exercise of stock options, as described above, and 900 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(11)	Shares owned by Mr. McWilliams include 10,988 shares of common stock that he may acquire on the exercise of stock options, as described above, and 675 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(12)	Shares owned by Mr. Nesser include 143,015 shares of common stock that he may acquire on the exercise of stock options, as described above, and 60,450 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 6,720 shares of common stock held in the McDermott Thrift Plan.

(13)	Shares owned by Mr. Schievelbein include 10,763 shares of common stock that he may acquire on the exercise of stock options, as described above, and 675 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(14)	Shares owned by Mr. Wilkinson include 968,560 shares of common stock that he may acquire on the exercise of stock options, as described above, and 160,650 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 4,973 shares of common stock held in the McDermott Thrift Plan.

(15)	Shares owned by all directors and executive officers as a group include 1,471,370 shares of common stock that may be acquired on the exercise of stock options, as described above, and 472,649 restricted shares of common stock as to which they have sole voting power but no dispositive power. Also includes 35,700 shares of common stock held in the McDermott Thrift Plan.

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock, except that the 1,358,768 shares of common stock beneficially owned by Mr. Wilkinson constituted approximately 1.23% and the 2,660,016 shares of common stock beneficially owned by all directors and executive officers as a group constituted approximately 2.40% of the outstanding shares of common stock on January 12, 2007, in each case as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

		Amount and
		Nature of
		Beneficial		Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership		Class(1)

Common Stock	FMR Corp.	14,418,295	(2)	13.0%
	82 Devonshire Street Boston, MA 02109

(1)	Percent is based on the outstanding shares of our common stock on January 12, 2007.

(2)	As reported on Schedule 13G filed with the SEC on July 10, 2006. According to the filing, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 12,907,556 shares; Fidelity Management Trust Company (“Fidelity MTC”) is the beneficial owner of 283,950 shares; and Fidelity International Limited (“FIL”) is the beneficial owner of 1,226,789 shares. FMR Corp. and Edward C. Johnson III, Chairman of FMR Corp, have sole dispositive power but no voting power over the shares owned by Fidelity; and each has sole dispositive power over 283,950 shares, sole voting power over 197,850 shares and no voting power over 86,100 shares owned by Fidelity MTC. FMR Corp. has no voting or dispositive power over the shares owned by FIL, however partnerships controlled predominantly by members of the family of Edward C. Johnson III or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

AUDIT COMMITTEE REPORT

Each year, the Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, we have taken the following steps:

•	We discussed with Deloitte & Touche LLP (“D&T”), McDermott’s independent registered public accounting firm for the year ended December 31, 2006, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures. We also reviewed the results of the external assessment of McDermott’s internal audit department.

•	We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•	We received and reviewed the written disclosures and the letter from D&T required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we discussed with D&T its independence from McDermott. We also considered whether the provision of nonaudit services to McDermott is compatible with D&T’s independence.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

•	We reviewed, and discussed with McDermott’s management and D&T, McDermott’s audited consolidated balance sheet at December 31, 2006, and consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for the year ended December 31, 2006.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS
(ITEM 2)

Article 7 of our Articles of Incorporation (as amended to date, the “Articles”) currently provides that our Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors permits, with the term of one class expiring each year. Our Board has unanimously adopted a resolution for approval by our stockholders, proposing and declaring the advisability of an amendment to Article 7 of the Articles, to phase out the classification of our Board and to provide instead for the annual election of all directors.

If the proposed amendment is approved by our stockholders, those directors previously elected for a three-year term of office by our stockholders, including those elected at this year’s Annual Meeting, will complete their three-year terms, and would be eligible for re-election thereafter for one-year terms at each Annual Meeting of Stockholders. Beginning with the Annual Meeting in 2010, the declassification of the Board would be complete and all Directors would be subject to annual election to one-year terms. Our Board currently has ten members. The proposed amendment, if adopted, would not change the present number of directors, and our Board will, whether or not the proposed amendment is adopted, retain its authority to change the number of directors comprising the Board and to fill any vacancies or newly created directorships.

The second paragraph of Article 7 of the Articles is proposed to be amended and restated in its entirety. This paragraph currently provides that:

The Board of Directors shall be divided into three classes, respectively designated “Class I,” “Class II” and “Class III”, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. Whenever possible there shall be at least three (3) directors in each class. If the number of directors is reduced to seven (7) or eight (8), Class III shall be eliminated and the directors distributed between Classes I and II. If the number of directors is reduced below six (6), Classes II and III shall be eliminated. At the first special meeting of stockholders held after November 1, 1982 directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the provisions of Part A of Article 3, any vacancy in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next election of directors and until their successors shall be duly elected and qualified. Subject to the foregoing, at each annual meeting of stockholders the successors to the directors shall be elected for a term expiring at the next succeeding annual meeting or until their respective successors are duly elected and qualified. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting.

As amended and restated, the second paragraph of Article 7 of the Articles is proposed to read as follows:

Until the 2010 annual meeting of stockholders of the Corporation, the Board of Directors shall be divided into three classes, respectively designated “Class I,” “Class II” and “Class III,” as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. The directors elected at the 2008 annual meeting of stockholders of the Corporation shall be elected for a term expiring at the 2009 annual meeting of stockholders of the Corporation or until their respective successors are duly elected and qualified; the directors elected at the 2009 annual meeting of stockholders of the Corporation shall be elected for a term expiring at the 2010 annual meeting of stockholders of the Corporation or until their respective successors are duly elected and qualified; and at each annual meeting of stockholders of the Corporation thereafter, all directors shall be elected annually for a term expiring at the next succeeding annual meeting of stockholders of the Corporation or until their respective successors are duly elected and qualified. Subject to the provisions of Part A of Article 3, any vacancy in the Board of

Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next election of directors and until their successors shall be duly elected and qualified. Subject to the foregoing, at each annual meeting of stockholders the successors to the directors shall be elected for a term expiring at the next succeeding annual meeting or until their respective successors are duly elected and qualified.

If approved, this amendment will become effective upon the filing of a certificate of amendment of the Articles in the Public Registry Office of the Republic of Panama, which we anticipate doing as soon as practicable following this year’s Annual Meeting.

Reasons for Proposed Amendment

Our Board has considered the advantages and disadvantages of our classified board structure, and has voted to approve the declassification proposal and recommend it to our stockholders as being in the best interests of our Company and our stockholders. In reaching this determination, our Board concluded that providing for the annual election of directors in order to maintain and enhance the accountability of our Board to our stockholders outweighed the benefits of a classified board.

Recommendation and Vote Required

The Board recommends a vote “FOR” the approval of this proposal. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES
(ITEM 3)

Our Board of Directors has unanimously adopted a resolution for approval by our stockholders proposing and declaring the advisability of an amendment to Article 3 of our Articles of Incorporation (as amended to date, the “Articles”) to increase (1) the total number of shares of all classes of stock which our Company will have authority to issue from 175,000,000 to 425,000,000 and (2) the number of authorized shares of Common Stock from 150,000,000 to 400,000,000.

Under applicable Panamanian law, we may only issue shares of Common Stock to the extent we have shares authorized for issuance under the Articles. As of January 12, 2006, of the 150,000,000 shares of Common Stock our Articles have authorized for issuance, 114,057,539 shares of Common Stock were issued and outstanding (of which 3,162,709 were held in treasury) and 4,008,493 shares of Common Stock were reserved for issuance on exercise of options or vesting of performance shares outstanding under our incentive plans. As a result, the number of shares of Common Stock available for issuance, after taking into account shares reserved for issuance on the exercise of stock options or vesting of performance shares, is 31,933,968. This number of shares available for issuance takes into account our recent three-for-two stock split effected in the form of a stock dividend, which we completed on May 31, 2006. As a result of that stock split, we reduced our shares of Common Stock available for issuance by approximately 37,579,819 shares. The proposed amendment would not change the number of authorized shares of Preferred Stock, nor would it change the relative rights of the holders of our common stock and preferred stock.

The first paragraph of Article 3 of the Articles is proposed to be amended and restated in its entirety. This paragraph currently provides that:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One-hundred-seventy-five-million (175,000,000) shares, of which One-hundred-fifty-million (150,000,000) shares shall be Common Stock of the par value of ONE DOLLAR ($1.00 U.S.Cy.) per share and Twenty-five-million (25,000,000) shares shall be Preferred Stock of the par value of ONE DOLLAR ($1.00 U.S.Cy.) per share.

As amended and restated, the first paragraph of Article 3 of the Articles is proposed to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Four-hundred-twenty-five-million (425,000,000) shares, of which Four-hundred-million (400,000,000) shares shall be Common Stock of the par value of ONE DOLLAR ($1.00 U.S.Cy.) per share and Twenty-five-million (25,000,000) shares shall be Preferred Stock of the par value of ONE DOLLAR ($1.00 U.S.Cy.) per share.

If approved, this amendment will become effective upon the filing of a certificate of amendment of the Articles in the Public Registry Office of the Republic of Panama, which we anticipate doing as soon as practicable following this year’s Annual Meeting. Thereafter, the shares of Common Stock may be issued from time to time by action of our Board on such terms and for such purposes as our Board may consider appropriate from time to time. We do not expect that further authorization from stockholders will be solicited for the issuance of any shares of Common Stock, except to the extent required by law or by the rules of the New York Stock Exchange.

Currently, our authorized shares are sufficient to meet all known needs. Our Board considers it desirable that it have the flexibility to have additional shares of Common Stock available for issuance in connection with possible stock splits, stock dividends, acquisitions, financings, employee incentive plans and other corporate purposes, should our Board deem any of those actions to be in the best interests of our Company and its stockholders.

Recommendation and Vote Required

Our Board recommends a vote “FOR” the approval of this proposal. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
YEAR ENDING DECEMBER 31, 2007

(ITEM 4)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2007. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Prior to the year ended December 31, 2006, our Audit Committee engaged PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm. On March 27, 2006, our Audit Committee dismissed PricewaterhouseCoopers as our independent registered public accounting firm and approved the appointment of Deloitte & Touche. The audit reports of PricewaterhouseCoopers on our consolidated financial statements for each of the two fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that its report for each year included an explanatory paragraph regarding our wholly owned subsidiary, The Babcock & Wilcox Company.

During the two fiscal years ended December 31, 2005, and the subsequent interim period through March 27, 2006, there were no disagreements between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

During the two years ended December 31, 2005, and subsequent interim period through March 27, 2006, there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as described in the following paragraph.

In March 2004, PricewaterhouseCoopers advised us of a material weakness relating to our ability to forecast accurately total costs to complete fixed-price contracts, primarily first-of-a-kind projects. We discussed this material weakness in Item 9A in our Form 10-K for the year ended December 31, 2003. In connection with the audit of the year ended December 31, 2004, PricewaterhouseCoopers reported material weaknesses related to the following: (1) account reconciliations in our Marine Construction Services segment in the Eastern Hemisphere related to cash and equivalents, accounts payable and other accounts were not being properly completed; and (2) control deficiencies at our business units with respect to access to financial application programs and data which included lack of compliance with our internal access security policies and segregation of duties requirements and lack of independent monitoring of the activities of technical information technology staff and some users with financial accounting and reporting responsibilities that also have unrestricted access to financial application programs and data. We discussed this weakness in Item 9A in our Form 10-K for the year ended December 31, 2004.

As disclosed in Item 9A in our Form 10-K for the year ended December 31, 2005, management conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005. Based on that assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of our internal control over financial reporting was audited by PricewaterhouseCoopers, whose unqualified report thereon also appears in that Form 10-K.

During the two fiscal years ended December 31, 2005, and during the subsequent interim period preceding the appointment of Deloitte & Touche, we had not consulted with Deloitte & Touche regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (2) any matter that was either the subject of a

“disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

We reported the change in independent registered public accounting firms, and the statements above, in a current report on Form 8-K filed with the SEC on March 31, 2006.

During the year ended December 31, 2005, McDermott paid PricewaterhouseCoopers fees, including expenses and taxes, totaling $7,622,736. During the year ended December 31, 2006, McDermott paid Deloitte & Touche fees, including expenses and taxes, totaling $     . These fees can be categorized as follows:

	2006	2005

Audit
The Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott, and assistance with review of documents filed with the SEC	$	$7,282,961	(1)

Audit Related
The Audit Related fees for the years ended December 31, 2006 and 2005, respectively, were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance	$	$58,722

Tax
The Tax fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations	$	$463,673

All Other
The fees for All Other services for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for translation services and other advisory or consultation services not related to audit or tax	$	$42,380

Total	$	$7,847,736

(1)	Reflects final billings by PWC not available at the time mailing of the 2006 Proxy Statement commenced.

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2007. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. Our Code of Business Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

Each of Messrs. Wilkinson, Easter, Kalman, Nesser and Sannino has irrevocably elected to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that may be due on the vesting in the year ending December 31, 2007 of certain shares of restricted stock awarded under various long-term incentive plans by returning to us the number of such vested shares having a fair market value equal to the amount of such taxes. These elections, which apply to an aggregate of 75,000, 12,000, 60,000, 31,500 and 24,000 shares vesting in the year ending December 31, 2007 and held by Messrs. Wilkinson, Easter, Kalman, Nesser and Sannino, respectively, are subject to approval of the Compensation Committee of our Board, which approval was granted. In the year ended December 31, 2006, each of Messrs. Wilkinson, Kalman, Nesser and Sannino made a similar election which applied to an aggregate of 55,000, 5,000, 28,500 and 18,350 shares, respectively, that vested in the year ended December 31, 2006. Those elections were also approved by the Compensation Committee. We expect any transfers reflecting shares of restricted stock returned to us will be reported in the SEC filings made by those transferring holders who are obligated to report transactions in our securities under Section 16 of the Securities Exchange Act of 1934.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2006.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2008 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December   , 2007. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2008 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our by-laws, such notice must (1) be received at our executive offices no earlier than November   , 2007 or later than January   , 2008 and (2) satisfy specified requirements. A copy of the pertinent by-law provisions can be found on our website at www.mcdermott.com at “Investor Relations — Corporate Governance.”

By Order of the Board of Directors,
LIANE K. HINRICHS
Secretary

Dated: March   , 2007